UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SMARTSTOP SELF STORAGE REIT, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SMARTSTOP SELF STORAGE REIT, INC.

10 Terrace Road

Ladera Ranch, California 92694

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On

Wednesday, June 16, 2021 at 9:00 a.m. (PDT)

To the Stockholders of SmartStop Self Storage REIT, Inc.:

We invite you to attend the annual meeting of stockholders of SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”). As this meeting will be held virtually, you will be able to attend the annual meeting and vote and submit your questions during the annual meeting via live webcast by visiting http://www.meetingcenter.io/212318340. At the annual meeting, stockholders will be asked to consider and vote upon:

1.	the election of five directors, each to serve until the 2022 annual meeting of stockholders and until his or her successor is elected and qualifies;

2.	the approval of an amendment to our charter;

3.	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

4.	the transaction of such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Our board of directors has fixed the close of business on March 31, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. Only record holders of common stock, consisting of either Class A shares or Class T shares, at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact Nicholas Look, our General Counsel and Secretary, via mail at 10 Terrace Road, Ladera Ranch, California 92694 or via telephone at (877) 327-3485.

Whether you own a few or many shares and whether you plan to attend the live webcast or not, it is important that your shares be voted on matters that come before the annual meeting. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. To make voting easier for you, you may authorize a proxy to vote your shares in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) by completing a proxy card at www.proxy-direct.com; or (3) by telephone at (800) 337-3503. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our board of directors.

You are cordially invited to attend the annual meeting and are encouraged to attend the live webcast. Whether or not you plan to attend the live webcast, please authorize a proxy to vote your shares using one of the three prescribed methods. Your vote is very important.

By Order of the Board of Directors,

/s/ Nicholas M. Look
Nicholas M. Look
General Counsel and Secretary

Ladera Ranch, California

                    , 2021

SMARTSTOP SELF STORAGE REIT, INC.

10 Terrace Road

Ladera Ranch, California 92694

PROXY STATEMENT

Introduction

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Company”) for use at the annual meeting of our stockholders and at any postponement or adjournment thereof. References in this proxy statement to “we,” “us,” “our,” or like terms also refer to the Company. The mailing address of our principal executive offices is 10 Terrace Road, Ladera Ranch, California 92694. We expect to mail this proxy statement and the accompanying proxy to our stockholders on or about                     , 2021. Our 2020 Annual Report to Stockholders will be mailed on the same date.

QUESTIONS AND ANSWERS

Q:	When and where will the annual meeting be held?

A:

Our 2021 annual meeting of stockholders will be held on June 16, 2021 at 9:00 a.m. (PDT). The annual meeting will be held in a virtual meeting format only and can be accessed online at http://www.meetingcenter.io/212318340. There is no physical location for the annual meeting. In order to attend the virtual meeting, you will need your control number and the password for the meeting. The password for this meeting is SSSS2021. Your control number will be supplied to you via your proxy card. At the annual meeting, you will be allowed to vote your shares within the online portal, as well as submit questions. The online portal will open 15 minutes before the beginning of the annual meeting.

Q:	What is the purpose of the meeting?

A:	At the meeting, you will be asked to consider and vote upon:

•	the election of five directors, each to serve until the 2022 annual meeting of stockholders and until his or her successor is elected and qualifies;

•	the approval of an amendment to our charter;

•	the ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending December 31, 2021; and

•	the transaction of such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Our board of directors is not aware of any matters that may be acted upon at the meeting other than the matters set forth in the first three bullet points listed above.

Q:	Who can vote at the meeting?

A:

Stockholders of record, consisting of holders of either Class A shares or Class T shares of our common stock, as of the close of business on March 31, 2021, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date. As of the close of business on the record date, we had approximately 84 million shares of common stock issued, outstanding and eligible to vote.

Q:	How many votes do I have?

A:	Each outstanding Class A share and Class T share of common stock entitles its holder to cast one vote with respect to each matter to be voted upon at the annual meeting.

Q:	How can I vote?

A:

If you were a stockholder of record at the close of business on the Record Date, you may vote in person via webcast at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via mail, by completing, signing, dating and returning your proxy card in the enclosed envelope;

•	via the Internet at www.proxy-direct.com; or

•	via telephone at (800) 337-3503.

Regardless of whether you plan to attend the annual meeting, we encourage you to authorize a proxy to vote your shares in accordance with one of the methods described above. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. If you authorize a proxy to vote your shares, you may still attend the annual meeting and vote in person via webcast. If you do so, any previous votes that you submitted, whether by mail, the Internet or telephone, will be superseded by the vote that you cast at the annual meeting.

Q:	How will my proxy be voted?

A:

Shares represented by valid proxies will be voted in accordance with the directions given on the relevant proxy card. If a proxy card is signed and returned without any directions given, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our board of directors as to: (1) the election of directors; (2) the approval of an amendment to our charter; and (3) the ratification of the appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2021.

If other matters requiring the vote of our stockholders come before the meeting, the persons named in the proxy card will vote the proxies held by them in their discretion.

Q:	What are the board of directors’ voting recommendations?

A:	Our board of directors recommends that you vote:

(1)	“FOR” each of the nominees to our board of directors;

(2)	“FOR” the approval of an amendment to our charter;

(3)	“FOR” the ratification of BDO as our independent registered public accounting firm for the year ending December 31, 2021.

Q:	Why are we seeking approval of a proposal to amend our charter (the “Charter Amendment”)?

A:

Our board of directors has been exploring and is continuing to explore various strategic alternatives ultimately designed to provide stockholder liquidity at some point in the future, including, but not limited to, a potential listing of shares of common stock on a national securities exchange (a “Public Listing”). We believe that the proposed Charter Amendment will give our board of directors greater flexibility in the event it determines to pursue a Public Listing.

First, the Charter Amendment modifies the existing provision that allows for conversion of our shares of common stock that are not listed into shares of common stock that are listed, such that the conversion will not occur until the six-month anniversary of such a listing, or such earlier date as approved by the board of directors (the “Temporary Lock-Up Provision”). We believe that the resulting phased-in liquidity will reduce the likelihood of concentrated sales of our common stock shortly following a Public Listing, which sales could negatively impact the trading price or decrease investor demand for our shares.

Second, the Charter Amendment broadens the independence requirements utilized to determine whether a director qualifies as an “Independent Director” by incorporating the independence requirements of the NYSE (presently the only standards incorporated in our charter), NASDAQ or another national securities exchange on which shares of our stock are listed.

Q:	If the Charter Amendment proposal is approved (or not approved), what will happen?

A:

The Charter Amendment proposal is considered an “Extraordinary Matter” pursuant to the terms of the operating partnership agreement, as amended (the “Operating Partnership Agreement”), of SmartStop OP, L.P. (our “Operating Partnership”). As a result, the consent of our Operating Partnership is required with respect to the Charter Amendment proposal. See the section titled “Certain Relationships and Related Transactions—Potential Earn-Out” for more information.

If the Charter Amendment proposal is approved and the consent of our Operating Partnership is obtained, we will file the Charter Amendment, in the form attached as Appendix B to this proxy statement, with the State Department of Assessments and Taxation of Maryland (“SDAT”), and the Charter Amendment will become effective upon acceptance for record by the SDAT.

If the Charter Amendment proposal is not approved, or if the Charter Amendment proposal is approved but the consent of our Operating Partnership is not obtained, the options available to us in the event of a Public Listing in connection with a concurrent capital raise may be restricted, which could make it more difficult to implement a successful liquidity strategy.

Q:	What vote is required to approve each proposal?

A:

Election of Directors. Each director is elected by the affirmative vote of a plurality of all votes cast at the annual meeting, if a quorum is present. Votes are cast either in person via webcast or by proxy. There is no cumulative voting in the election of our directors. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal.

Charter Amendment. The Charter Amendment proposal is approved by the affirmative vote of holders of a majority of shares of our common stock entitled to vote at the annual meeting. Votes are cast either in person via webcast or by proxy. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have the same effect as a vote against such proposal. In addition, the consent of our Operating Partnership is required with respect to the Charter Amendment proposal. This consent will be determined by a vote of the partners of our Operating Partnership, with our vote as a limited partner being voted in proportion to the votes cast by our stockholders on the Charter Amendment proposal.

Ratification of Appointment of Independent Accounting Firm. The appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2021 is ratified by the affirmative vote of a majority of the votes cast on the proposal at the annual meeting, if a quorum is present. Votes are cast either in person via webcast or by proxy. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal. In the event this matter is not ratified by our stockholders, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Q:	What constitutes a “quorum”?

A:

The presence at the annual meeting, in person via webcast or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. There must be a quorum for a meeting to be held. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.

Q:	How can I change my vote or revoke my proxy?

A:

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a properly executed, later-dated proxy (via mail, the Internet, or telephone), by attending the annual meeting and voting in person via webcast or by written notice addressed to: SmartStop Self Storage REIT, Inc., Attention: Nicholas Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694.

To be effective, a proxy revocation must be received by us at or prior to the annual meeting.

Q:	Who will bear the costs of soliciting votes for the meeting?

A:

We will bear the entire cost of the solicitation of proxies from our stockholders. We have retained Computershare to assist us in connection with the solicitation of proxies for the annual meeting. Computershare will be paid fees of approximately $87,000, plus out-of-pocket expenses, for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person via webcast, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We also expect to incur approximately $30,000 in expenses related to printing of these proxy materials and our annual report. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	What if I receive only one set of proxy materials although there are multiple stockholders at my address?

A:

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports, which allows us to send a single proxy statement or annual report to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to SmartStop Self Storage REIT, Inc., Attention: Nicholas Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694, or call us at (877) 327-3485. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

Q:	How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

A:

In order for a stockholder proposal to be properly submitted for presentation at our 2022 annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on                     , 2021 and ending at 5:00 p.m., local time, on                     , 2021. If you wish to present a proposal for inclusion in the proxy materials for next year’s annual meeting, we must receive written notice of your proposal at our executive offices no later than                     , 2021. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: SmartStop Self Storage REIT, Inc., Attention: Nicholas Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694. For additional information, see the “Stockholder Proposals” section in this proxy statement.

Q:	Who do I call if I have questions about the meeting?

A:

We have retained Computershare to assist with the proxy process. If you have any questions related to the annual meeting (including the new virtual format) or voting your proxy, you can call Computershare and talk to a live proxy representative toll free at (866) 963-5820 with any proxy related questions.

CERTAIN INFORMATION ABOUT MANAGEMENT

Board of Directors

General

We operate under the direction of our board of directors. Our board of directors is responsible for the management and control of our affairs. Our board of directors consists of H. Michael Schwartz, our Founder, Chief Executive Officer and Chairman of our board of directors, Paula Mathews, and three independent directors, Timothy S. Morris, David J. Mueller and Harold “Skip” Perry, each of whom has been nominated by our board of directors for re-election to serve until our 2022 annual meeting of stockholders and until his or her successor is elected and qualifies. For more detailed information on our directors, see the “Executive Officers and Directors” section below. Our board of directors has formed the following three committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Leadership Structure

We do not currently have a policy to separate the roles of principal executive officer and Chairman of the board of directors, as the board of directors believes it is in the best interests of the Company to make that determination based on our current size, the size of our board of directors, the participation of our independent directors in the oversight of our operations and strategy, and the position and direction of the Company. In consultation with our advisors, we will continue to analyze whether to separate the roles of principal executive officer and Chairman of the board of directors and/or whether to appoint a lead independent director in connection with a Public Listing.

Meetings of our Board of Directors

During 2020, our board of directors held 16 meetings. Each of our directors attended at least 75% of the meetings of the board of directors and committees on which he or she served.

Director Independence

While our shares are not listed for trading on any national securities exchange, as required by our charter, a majority of the members of our board of directors and each committee of our board of directors are “independent” as determined by our board of directors by applying the definition of “independent” adopted by the NYSE and applicable rules and regulations of the SEC. Our board of directors has determined that Messrs. Morris, Mueller, and Perry each meet the relevant definition of “independent.”

Stockholder Communications with Directors

We have established several means for stockholders to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairman of the Audit Committee of our board of directors in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Corporate Governance Committee of our board of directors in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary. All concerns submitted in care of our Secretary will be delivered to the appropriate independent director based upon our Secretary’s determination.

Though we have no formal policy on the matter, we encourage all of the members of our board of directors to attend our annual meeting of stockholders.

Risk Management Role

As part of its oversight role, our board of directors actively supervises the members of our management that are directly responsible for our day-to-day risk management. The board’s risk management role has no impact on its leadership structure. The Audit Committee of our board of directors, which consists of our three independent directors, annually reviews with management our policies with respect to risk assessment and risk management.

Code of Ethics

Our board of directors adopted an amended Code of Ethics and Business Conduct on September 16, 2019 (the “Code of Ethics”), which contains general guidelines applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer, our directors and our employees. We adopted our Code of Ethics with the purpose of promoting the following: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and in other public communications made by us; (3) compliance with applicable laws and governmental rules and regulations; (4) the prompt internal reporting of violations of the Code of Ethics to our Code of Ethics Compliance Officer; and (5) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available on our website at www.strategicreit.com/site/sst2/page/information#gov.

Audit Committee

General

Our board of directors adopted an amended charter for the Audit Committee on June 26, 2020 (the “Audit Committee Charter”). A copy of our Audit Committee Charter is available in the “Information — Governance” section of our website located at http://www.strategicreit.com/site/sst2/page/information#gov. The Audit Committee assists our board of directors by: (1) selecting an independent registered public accounting firm to audit our annual financial statements; (2) reviewing with the independent registered public accounting firm the plans and results of the audit engagement; (3) approving the audit and non-audit services provided by the independent registered public accounting firm; (4) reviewing the independence of the independent registered public accounting firm; and (5) considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter and in accordance with current laws, rules and regulations.

The members of the Audit Committee are our three independent directors, Timothy S. Morris, David J. Mueller and Harold “Skip” Perry, with Mr. Mueller currently serving as Chairman of the Audit Committee. Our board of directors has determined that Mr. Mueller satisfies the requirements for an “Audit Committee financial expert” and has designated Mr. Mueller as the audit committee financial expert in accordance with applicable SEC rules. The Audit Committee held five meetings during 2020.

Relationship with Principal Auditor

Overview

On the recommendation of the Audit Committee, our board of directors has appointed BDO as our independent registered public accounting firm (“independent auditor”), for the year ending December 31, 2021. Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of BDO to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee reserves the right to select a new independent auditor at any time in the future in its discretion if it deems such decision to be in the best interests of the Company. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of BDO are expected to be present via webcast at the annual meeting and will have an opportunity to make a statement if they desire. The representatives will also be available to respond to appropriate questions from our stockholders.

Pre-Approval Policies

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services performed for the Company by our independent auditor, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. In determining whether or not to pre-approve services, the Audit Committee considers whether the service is permissible under applicable SEC rules. The Audit Committee may, in its discretion, delegate one or more of its members the authority to pre-approve any services to be performed by our independent auditor, provided such pre-approval is presented to the full Audit Committee at its next scheduled meeting.

All services rendered by BDO for the years ended December 31, 2020 and 2019 were pre-approved in accordance with the policies set forth above.

Fees to Principal Auditor

The Audit Committee reviewed the audit and non-audit services performed by BDO, as well as the fees charged by BDO for such services. The aggregate fees for professional accounting services provided by BDO, including the audit of our annual financial statements, for the years ended December 31, 2020 and 2019, respectively, are set forth in the table below.

	BDO USA, LLP for the Year Ended December 31, 2020	BDO USA, LLP for the Year Ended December 31, 2019
Audit Fees	$244,170	$320,133
Audit-Related Fees	16,841	—
Tax Fees	—	—
All Other Fees	—	—

Total	$261,011	$320,133

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only an independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC.

•

Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by an independent auditor, such as due diligence related to acquisitions and dispositions, audits related to acquisitions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•

Tax Fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Such services may also include assistance with tax audits and appeals before the Internal Revenue Service (IRS) and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All Other Fees – These are fees for other permissible work performed that do not meet one of the above-described categories.

Audit Committee Report

Pursuant to the Audit Committee Charter adopted by the board of directors of the Company, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors, the audit and financial reporting process and the system of internal control over financial reporting that management has established and by reviewing the financial information to be provided to the Company’s stockholders and others. The Audit Committee is composed of three independent directors and met five times during the year ended December 31, 2020. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of the Company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of the financial reporting and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit Committee also received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the financial reporting of the Company.

In reliance on these reviews and discussions, the Audit Committee recommended to our board of directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. Our board of directors subsequently accepted the Audit Committee’s recommendation and approved the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

David J. Mueller (Chairman) Timothy S. Morris Harold “Skip” Perry

The preceding Audit Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

General

Our board of directors adopted an amended charter for the Nominating and Corporate Governance Committee on June 26, 2020 (the “Nominating and Corporate Governance Committee Charter”). A copy of the Nominating and Corporate Governance Committee Charter is available in the “Information — Governance” section of our website located at http://www.strategicreit.com/site/sst2/page/information#gov. The Nominating and Corporate Governance Committee’s primary focus is to assist our board of directors in fulfilling its responsibilities with respect to director nominations, corporate governance, board of directors and committee evaluations and conflict resolutions. The Nominating and Corporate Governance Committee assists our board of directors in this regard by: (1) identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board of directors, and recommending that our board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) developing and implementing the process necessary to identify prospective members of our board of directors; (3) determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on our board of directors; (4) overseeing an annual evaluation of our board of directors, each of the committees of our board of directors and management; (5) developing and recommending to our board of directors a set of corporate governance principles and policies; (6) periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our board of directors; and (7) reviewing and approving all transactions between us and any other party that may give rise to a conflict of interest in accordance with Maryland law, except where our charter or Maryland law would require the approval of the board of directors. The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter and in accordance with current laws, rules, and regulations.

The members of the Nominating and Corporate Governance Committee are our three independent directors, Timothy S. Morris, David J. Mueller and Harold “Skip” Perry, with Mr. Perry serving as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held 26 meetings during 2020, which included 20 meetings of the Nominating and Corporate Governance Committee members as a special committee for the purpose of evaluating strategic transactions.

Board of Directors Membership Criteria and Director Selection

The Nominating and Corporate Governance Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of our directors in the context of the current membership of our board of directors. This assessment includes, in the context of the perceived needs of our board of directors at the time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with the Company and the ability of the candidate to attend board of directors meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our board of directors shall be individuals who possess a reputation and hold or have held positions or affiliations befitting a director of a publicly held company and are or have been actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community.

Though we do not have a formal policy regarding diversity with respect to identifying nominees and overall board composition, our Nominating and Corporate Governance Committee considers the impact of diverse backgrounds and experiences of potential nominees on the effectiveness and quality of our board of directors. As part of its annual review process discussed below, the Nominating and Corporate Governance Committee reviews its own effectiveness in recommending director nominees with diverse backgrounds and experiences relative to any perceived needs in the composition of our board of directors.

While our full board of directors remains responsible for selecting its own nominees and recommending them for election by our stockholders, our board of directors has delegated the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. Pursuant to our bylaws, however, vacancies in the board may be filled only by a majority of the remaining directors.

The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our board of directors; it then recommends director nominees who are voted on by our full board of directors. In recommending director nominees to our board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management of the Company. The Committee will also consider suggestions made by stockholders and other interested persons for director nominees who meet the established director criteria. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in the Company’s bylaws, which include, among other things, providing the nominee’s name, age, address, and ownership of the Company’s stock. Such nominations must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

In evaluating the persons nominated as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.

With respect to the current nominees to our board of directors, whose backgrounds and experience are described in greater detail on pages 38–42, our Nominating and Corporate Governance Committee considered all of the factors set forth above in its determination to recommend them for nomination. In particular, our Nominating and Corporate Governance Committee considered (1) H. Michael Schwartz’s active participation in the management of our operations and his experience in the self storage industry, (2) Paula Mathews’ extensive real estate management experience, and particularly self storage experience, across multiple organizations, including our Company and SmartStop Asset Management, our former sponsor (“SAM”), (3) Timothy S. Morris’ extensive financial and management experience across multiple organizations over more than 30 years, (4) David J. Mueller’s more than 25 years of financial management experience, and (5) Harold “Skip” Perry’s more than 40 years of financial accounting, management and consulting experience in the real estate industry. In addition, the Nominating and Corporate Governance Committee considered these particular aspects of the backgrounds of Messrs. Morris, Mueller and Perry relative to the needs of the committees of our board of directors in determining to recommend them for nomination.

Corporate Governance

Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, which were previously adopted by our full board of directors and amended on June 26, 2020.

The Nominating and Corporate Governance Committee also, from time to time, reviews the governance structures and procedures of the Company and suggests improvements thereto to our full board of directors. Such improvements, if adopted by the full board of directors, will be incorporated into the written guidelines.

Periodic Evaluations

The Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our directors, each of the other committees of our board of directors, and management.

Conflicts of Interest

The Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter to the extent permitted by Maryland law. The Nominating and Corporate Governance Committee will evaluate such transactions based upon standards set forth in our Code of Ethics, as well as applicable laws, rules and regulations.

Compensation Committee

General

Our board of directors adopted an amended charter for the Compensation Committee on June 26, 2020 (the “Compensation Committee Charter”). A copy of the Compensation Committee Charter is available in the “Information — Governance” section of our website located at http://www.strategicreit.com/site/sst2/page/information#gov. The Compensation Committee’s primary focus is to assist our board of directors in fulfilling its responsibilities with respect to officer and director compensation. The Compensation Committee assists our board of directors in this regard when necessary by: (1) reviewing and approving our corporate goals with respect to compensation of officers and directors; (2) recommending to our board of directors compensation for all non-employee directors, including board of directors and committee retainers, meeting fees and equity-based compensation; (3) administering and granting equity-based compensation to our employees; and (4) setting the terms and conditions of such equity-based compensation in accordance with our Employee and Director Long-Term Incentive Plan (the “Equity Incentive Plan”). The Compensation Committee fulfills these responsibilities in accordance with current laws, rules and regulations.

The members of our Compensation Committee are Messrs. Morris, Mueller, and Perry, with Mr. Morris serving as Chairman of the Compensation Committee. The Compensation Committee held four meetings during 2020.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2020, decisions regarding director compensation were made by our Compensation Committee.

No member of the Compensation Committee served as an officer or employee of us or any of our affiliates during 2020, and none had any relationship requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or our Compensation Committee during the fiscal year ended December 31, 2020.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program as it relates to our named executive officers (“NEOs”). Our NEOs for 2020 and their titles were:

NAME	TITLE

Michael S. McClure	Chief Executive Officer
James R. Barry	Chief Financial Officer
H. Michael Schwartz	Executive Chairman
Joe Robinson	Chief Operations Officer
Wayne Johnson	President and Chief Investment Officer

On February 26, 2021, we announced the retirement of Michael S. McClure, our former Chief Executive Officer, effective April 15, 2021. Mr. McClure remains available as a consultant to us for a period of 12 months following his retirement. Effective on April 15, 2021, H. Michael Schwartz returned to the position of Chief Executive Officer, a position he previously held from January 2013 through June 2019. Titles used through this Compensation Discussion and Analysis reflect titles as of December 31, 2020.

2020 Operational and Financial Highlights to Date

Our performance in 2020 resulted in significant growth, within the same-store and overall portfolio:(1)

(1)

Same-store revenue, same-store NOI and FFO, as adjusted, are non-GAAP measures and a reconciliation of those measures to the most directly comparable GAAP financial measure is attached to this proxy statement as Appendix A.

Philosophy and Objectives of Our Executive Compensation Program

The philosophy underlying our executive compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with the interests of our stockholders. Our objective is to recruit and retain the caliber of executive officers and other key employees necessary to deliver sustained high performance for its stockholders. Our compensation system has been designed to accomplish the following:

•	Retain and hire top-caliber executives: Executives will have market competitive compensation that will allow us to both hire and retain high-caliber individuals.

•

Reward growth and profitability: Executives will be rewarded for achieving both short- and long-term results, particularly focused on sustained growth and profitability that culminates in longer-term value creation for our stockholders.

•

Align compensation with stockholder interests: Fostering an ownership mentality, a meaningful portion of the interests of our executives will be linked with those of our stockholders through the risks and rewards of ownership of our stock.

The following is an overview of the highlights of our compensation structure, and the fundamental compensation policies and practices we do and do not use.

WHAT WE DO

Pay for Performance. We provide alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of multiple operational and strategic goals through our short-term incentive program, as well as relative performance against our direct self storage peers through our long-term incentive program.

Balanced Compensation. We balance overall compensation by linking portions of pay to both annual performance goals as well as multi-year performance goals.

Forward-Looking Long-Term Incentive Compensation Structure. We have implemented a long-term incentive compensation structure that includes forward-looking performance over a multi-year performance period.

Executive Severance Policy. In light of market best practices, we adopted an Executive Severance and Change of Control Plan (as opposed to employment agreements) covering our executives which is overseen by our Compensation Committee.

Independent Compensation Consultant. Our Compensation Committee retained FPL Associates, LP (“FPL”), a nationally recognized compensation consulting firm, to review and provide recommendations regarding our executive compensation program.

Compensation Risk Assessments. With the assistance of FPL, we conduct annual compensation risk assessments to ensure our compensation program does not encourage excessively risky behaviors.

WHAT WE DON’T DO

No Guaranteed Annual Salary Increases or Minimum Bonuses. We do not guarantee annual salary increases (salary increases are made only in the discretion of the Compensation Committee), nor do we pay guaranteed minimum bonuses.

No Excessive Perquisites. We provide limited perquisites to our NEOs that we believe are reasonable and consistent with the philosophy and objectives of our executive compensation program.

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

Our Compensation Committee is responsible for reviewing and approving corporate goals and objectives related to compensation for our NEOs. The Compensation Committee does not delegate any substantive responsibility related to the compensation of our NEOs and exercises its independent judgment when approving executive compensation. No member of the Compensation Committee is a former or current officer of us or any of our subsidiaries, and all members are independent under current NYSE listing standards.

Our Compensation Committee annually reviews compensation to ensure its alignment with our business strategy, performance, and the interests of our employees and stockholders. In addition, the Compensation Committee reviews market practices for all elements of executive compensation and approves necessary adjustments to remain competitive.

Our Compensation Committee takes into account the aggregate amount and mix of all components of compensation when considering compensation decisions affecting the Executive Chairman, the CEO and the other NEOs. The Compensation Committee considers whether any components of executive compensation might lead to excessive risk taking by management and whether features of the executive compensation program appropriately mitigate risks.

The Role of the Compensation Committee’s Consultant

Our Compensation Committee has sole authority under its committee charter to retain advisors and consultants as it deems appropriate. The Compensation Committee has retained FPL, which specializes in the REIT industry, as its compensation consultant.

FPL attends meetings of the Compensation Committee, reviews compensation data with the committee, and participates in general discussions regarding executive compensation issues. Management works with FPL, at the Compensation Committee’s direction, to develop materials and analysis essential to the committee’s compensation evaluations and determination. FPL regularly participates in executive sessions with the Compensation Committee (without any of our personnel or executives present) to discuss compensation matters.

Role of the Executive Chairman and Chief Executive Officer

Each year our Executive Chairman and Chief Executive Officer meet with the Compensation Committee to discuss their specific recommendations regarding the base salary, short-term incentive compensation and long-term incentive compensation of each of our NEOs (other than themselves) and provide further insight into and details of each executive officer’s performance. The other NEOs are not present during these discussions. The Compensation Committee believes it is valuable to consider the recommendations of the Executive Chairman and the Chief Executive Officer with respect to these matters because, given their knowledge of our operations and the day-to-day responsibilities of such NEOs, they are in a unique position to provide the Compensation Committee with added perspective into the most appropriate measures and goals in light of our business at a given point in time. However, the Compensation Committee has the discretion to accept, reject, or modify these recommendations and makes all final determinations on issues within the scope of its authority, including with respect to executive officer compensation. Neither the Executive Chairman nor the Chief Executive Officer provide their recommendations to the Compensation Committee regarding their own compensation.

Use of Peer Group

To ensure that our executive compensation programs are reasonable and competitive in the marketplace, we compare our compensation programs to the compensation programs of two distinct sets of peers. We examine pay practices across a peer set of public REITs that are (i) similarly sized to us and operate across a range of property types (Size-Based Peer Group) as well as (ii) a smaller peer set of direct competitors focused in the self storage industry of which there are only five (Direct Competitor Peer Group).

PEER GROUP	DESCRIPTION	PURPOSE
Size-Based Peer Group (13 companies)	Represents public real estate investment trusts of similar size in terms of total capitalization that also have active operations.	To periodically compare our overall compensation practices against a broader mix of companies to ensure that our compensation practices are reasonable in light of the size of the organization.

Direct Competitor Peer Group (5 companies)	Represents public real estate investment trusts within the self storage sector with operations that most nearly approximate our business.	To understand how each NEO’s total compensation compares with the total compensation for reasonably similar positions at our most direct competitors in the self storage industry and to calculate performance for certain relative metrics.

The Size-Based Peer Group currently consists of the following companies (in alphabetical order):

SIZE-BASED PEER GROUP
COMPANY NAME	TICKER	TOTAL CAPITALIZATION ($ MILLION) 12/31/2020
Armada Hoffler Properties, Inc.	AHH	$2,092
Bluerock Residential Growth REIT, Inc.	BRG	$2,869
Brandywine Realty Trust	BDN	$3,883
Easterly Government Properties, Inc.	DEA	$3,073
Essential Properties Realty Trust, Inc.	EPRT	$3,091
Hersha Hospitality Trust	HT	$1,967
Independence Realty Trust, Inc.	IRT	$2,325
InvenTrust Properties Corp.	N/A	$1,349
Investors Real Estate Trust	CSR	$1,823
National Storage Affiliates Trust	NSA	$6,826
New Senior Investment Group Inc.	SNR	$1,938
RPT Realty	RPT	$1,848
UMH Properties, Inc.	UMH	$1,589

The Direct Competitor Peer Group currently consists of the following companies (in alphabetical order):

DIRECT COMPETITOR PEER GROUP
COMPANY NAME	TICKER	TOTAL CAPITALIZATION ($ MILLION) 12/31/2020
CubeSmart	CUBE	$9,377
Extra Space Storage Inc.	EXR	$22,128
Life Storage, Inc.	LSI	$8,147
National Storage Affiliates Trust	NSA	$6,826
Public Storage	PSA	$47,025

Our Compensation Committee typically uses the median levels of compensation as an initial point of reference for setting pay and thereafter considers various qualitative factors for each NEO, such as years of experience, tenure, and historical performance, in arriving at a competitive pay package. Actual compensation paid may fluctuate above or below the median of the peer group based on our performance and the achievement of the goals established by the Compensation Committee for the NEO. The Compensation Committee expects to review the peer group periodically and make changes as warranted and deemed appropriate by the Compensation Committee.

Alignment of Pay

Our executive compensation program provides significant alignment between pay and performance by linking a meaningful portion of total target compensation to the achievement of financial, operational and strategic goals through our short-term incentive program, as well as rigorous relative portfolio goals through our long-term incentive program. Approximately 69% of the total target compensation delivered to our CEO and 65% delivered to our other NEOs is at risk. The following charts present the allocation of 2020 total target compensation among different components for our Chief Executive Officer and the weighted-average of each component for our other NEOs as a group.

CEO Total Target Compensation	Other NEOs Total Target Compensation

Overview of Compensation

On June 28, 2019, we acquired the self storage advisory, asset management, property management and certain joint venture interests of SAM, which included the self storage management team and self storage employees (the “Self Administration Transaction”). During the first full fiscal year following the Self Administration Transaction, we formally adopted our executive compensation program for our executive officers (the “2020 Executive Compensation Program”). The following table summarizes the specific elements in our 2020 Executive Compensation Program, along with the primary objectives of each element. A more detailed discussion of these elements follows this table.

	ELEMENT	FORM	DESCRIPTION

FIXED COMPENSATION	Base Salary	Cash

•   Designed to compensate executive officers for services rendered on a day-to-day basis

•   Provides guaranteed cash compensation to secure services of our executive talent

•   Established based on scope of responsibilities, experience, performance, contributions, and internal pay equity considerations

•   Compensation committee reviews annually

VARIABLE COMPENSATION	Short-Term Incentive Program	Cash

•   Designed to encourage outstanding individual and company performance—motivates executive officers to achieve short-term company and individual goals by rewarding performance measured against key annual strategic objectives

•   2020 objective performance metrics were same-store NOI growth (excluding property tax)(1), management funds from operations, as adjusted(2), and growth of assets under management with respect to our managed REIT platform

•   Includes 30-40% (varies by executive officer) of subjectively evaluated strategic goals and individual performance

	Long-Term Incentive Program	Time-Based Restricted Stock or LTIP Units (75%)

•   Compensation committee believes a substantial portion of each executive officer’s compensation should be in the form of long-term equity incentives

•   Designed to encourage management to create stockholder value over the long term; value of equity awards directly tied to changes in value of our common stock over time

•   2020 awards were 75% time-based restricted stock or LTIP Units and 25% performance-based restricted stock or LTIP Units

•   Performance-based awards are evaluated over a three-year period based on relative three-year average same-store revenue growth vs. a defined peer group of self storage REITs

Performance- Based Restricted Stock or LTIP Units (25%)

(1)	NOI is defined as leasing and related revenues, less property level operating expenses.
(2)

Funds from operations, or FFO, is widely used as a key measure of financial performance by REITs. The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In determining FFO, as adjusted, we make further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related intangible amortization, acquisition related costs, contingent earnout expenses, accretion of fair value of debt adjustments, gains or losses from extinguishment of debt, accretion of deferred tax liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting, and to reflect adjustments for unconsolidated partnerships and jointly owned investments. For a reconciliation of FFO and FFO, as adjusted, to net income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2020. Management FFO, as adjusted, is defined as FFO, as adjusted, plus adjustments for amortization of debt issuance costs.

Base Salary

Base salary is a portion of the overall compensation package and determined by considering the relative importance of the position, the competitive marketplace and the individual’s performance and contributions based on responsibilities, skills and experience. Base salaries are reviewed annually in light of market practices and changes in responsibilities. Base salaries were established for our executives at the time of the Self Administration Transaction in June 2019 and were maintained in 2020.

NEO	TITLE	2019 BASE SALARY(1) ($)	2020 BASE SALARY ($)	ADJUSTMENT FOR 2020
Michael S. McClure	Chief Executive Officer	450,000	450,000	0.0%
James R. Barry	Chief Financial Officer	225,000	225,000	0.0%
H. Michael Schwartz	Executive Chairman	625,000	625,000	0.0%
Joe Robinson	Chief Operations Officer	350,000	350,000	0.0%
Wayne Johnson	President and Chief Investment Officer	250,000	250,000	0.0%

(1)	2019 base salaries reflect post-Self Administration Transaction levels and have been annualized for the full year.

Annual Cash Incentive Awards

The goal of our variable cash incentive program (the “Short-Term Incentive Program”) is to motivate executive officers to achieve strong performance across various financial, operating and strategic goals with the ultimate objective of contributing to longer-term stockholder value based on our annual performance. We provide a range of performance outcomes across each metric; to the extent that the level of actual achievement falls between the established Threshold, Target and Maximum levels, calculation of the amount of the award is interpolated on a straight-line basis.

The following table sets forth the Threshold, Target and Maximum annual bonus levels established in April 2020, along with the final determination for fiscal year 2020 actual bonus payments.

NAME	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	ACTUAL CASH BONUS ($)	% OF TARGET
Michael S. McClure	253,125	337,500	421,875	392,513	116%
James R. Barry	75,000	100,000	125,000	118,475	118%
H. Michael Schwartz	468,750	625,000	781,250	686,094	110%
Joe Robinson	112,500	150,000	187,500	180,975	121%
Wayne Johnson	93,750	125,000	156,250	114,938	92%

Our Short-Term Incentive Program contains a number of predefined performance metrics and associated weightings. The Short-Term Incentive Program includes an objective portion that comprises the majority of the overall program and is based on three metrics with pre-defined performance hurdles. While it is important for the majority of the NEO’s annual cash compensation to be determined objectively, we also believe that it is important to have a degree of flexibility and assess performance against goals that may not be precise or quantifiable in nature. Therefore, a relatively smaller portion of the Short-Term Incentive Program is subjectively assessed based on various strategic and individual goals.

The actual bonuses awarded reflect the following components for the CEO and other NEOs:

	METRICS & WEIGHTINGS
NAME	SAME-STORE NOI GROWTH, EXCLUDING PROPERTY TAX	MANAGEMENT FFO, AS ADJUSTED	ASSETS UNDER MANAGEMENT (AUM)	STRATEGIC/ INDIVIDUAL GOALS
Michael S. McClure	40%	10%	20%	30%
James R. Barry	35%	10%	15%	40%
H. Michael Schwartz	25%	10%	35%	30%
Joe Robinson	40%	10%	10%	40%
Wayne Johnson	20%	10%	30%	40%

Financial Goals

As shown and noted above, the financial goals component of the Short-Term Incentive Program included three categories of performance goals. The financial goals established for 2020, the Compensation Committee’s rationale for establishing them, and the performance level approved for each goal are described below:

Financial Goals	Threshold	Target	Maximum	Actual
Same-Store NOI Growth, Excluding Property Tax	5.00%	5.50%	6.00%	7.00%
Management FFO, as adjusted	$11.50 million	$12.25 million	$13.00 million	$13.85 million
Assets Under Management (AUM)	$125.0 million	$175.0 million	$225.0 million	$138.0 million

Same-store NOI growth, excluding property tax on an absolute basis was set at:

Threshold	5.00%
Target	5.50%
Maximum	6.00%

Actual	7.00%

Rationale: The Compensation Committee considers same-store NOI to be an important driver of real estate property values and stockholder value. It also is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate performance. This goal was established by our board of directors based on our forecast for 2020 and was discussed with management.

Management FFO, as adjusted was set at:

Threshold	$11.50 million
Target	$12.25 million
Maximum	$13.00 million

Actual	$13.85 million

Rationale: The Compensation Committee considers Management Funds from Operations (“Management FFO”), as adjusted, to be an important indicator of the Company’s overall financial performance. FFO, as adjusted, is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate performance. Management FFO, as adjusted, is defined as FFO, as adjusted, as disclosed in the Company’s Form 10-K filing, plus adjustments for amortization of debt issuance costs. This goal was established by the Board at the beginning of 2020 based on management’s forecast for 2020 and was discussed with management, and modified to reflect the finalization of the accounting treatment for certain non-operational line items.

Assets Under Management (AUM) on an absolute basis was set at:

Threshold	$125.0 million
Target	$175.0 million
Maximum	$225.0 million

Actual	$138.0 million

Rationale: The Compensation Committee considers AUM to be an important driver of growth for the Company, as it increases the size and scale of the SmartStop Self Storage platform and is a key driver towards improving various expense ratios for the Company. This includes assets acquired and development capital invested during 2020 on properties owned by the Managed REITs, by joint venture partners, or the Company’s wholly-owned portfolio. The goal was established by the Board at the beginning of 2020 based on management’s forecast for 2020 and was discussed with management.

Strategic Goals

Strategic goals are collective operational goals which were recommended by the Executive Chairman and the Chief Executive Officer for approval by the Compensation Committee and the full Board. These goals are developed in connection with the annual strategic planning process and represent key plans and initiatives that the Executive Chairman and the Chief Executive Officer believe will drive short-term performance while adding long-term value. The goals and achievement levels are qualitative by nature and are subjectively evaluated by the Compensation Committee at the end of the performance period.

For 2020, the strategic goals are described below.

•	SmartStop: Organic growth, external growth, Toronto growth and liquidity strategy for investors.

•	Managed REITs: Monitor equity sales, coordinate debt financing, review financial metrics and pipeline of new acquisitions (stabilized, lease-up and development / redevelopment).

Individual Goals

The Executive Chairman and the Chief Executive Officer recommended individual goals for 2020, which were then submitted for approval by the Compensation Committee and the full Board. Individual Goals for the NEOs were set at the beginning of 2020 and included the following:

•	H. Michael Schwartz: technology initiatives; innovation; increasing presence in Canada; and Managed REITs

•	Michael S. McClure: management goals; execute the Company’s business plan; driving process improvement, innovation, and employee development; executive management; legal; and IT

•

Joe Robinson, Wayne Johnson and James R. Barry: execute the Company’s business plan; drive growth in Managed REITs; focusing on process improvement, innovation, and employee development; quality and effectiveness of work, professional growth, teamwork, and special projects

Long-Term Stock Based Compensation

We adopted our long-term incentive program (the “Long-Term Incentive Program”) with the goal of both retaining and motivating our executive officers over a longer-term period. We provide equity incentive awards in order to foster ownership and alignment with stockholders, which is intended to motivate our executive officers to enhance the long-term value of the Company. At the election of each individual executive, such equity awards may come in the form of either long-term incentive plan units (“LTIP Units”) of our Operating Partnership or restricted stock awards consisting of shares of our common stock. Although the Compensation Committee does not target a specific mix of equity versus cash compensation when setting awards each year, it does strive to deliver a relatively large portion of the executive officer’s overall compensation in the form of equity.

Key highlights of the Long-Term Incentive Program are as follows:

•	Forward-looking program containing a multi-year performance period and to be awarded on a rolling basis.

•	Awards are determined based upon a fixed dollar amount that is then converted to equity based upon a fair value determination of such equity.

•

Introduces an element (25% of the total targeted award value) that ranges from a threshold of 0% to a maximum of 200% of target, with such percentage being determined based upon our relative same-store revenue growth versus its direct self storage competitors over a three-year period.

•	75% of the total award is time-based, otherwise known as service-vested and subject to continued employment with the Company, which vests pro-rata over four years.

The approved grant levels for the NEOs for the 2020-2022 performance period are as follows:

NAME	TIME- BASED AWARDS (75%) ($)	2020-2022 PERFORMANCE-BASED AWARDS (25%)				TOTAL LTIP AWARD AT TARGET ($)
		Last Place ($)	5th Place (Minimum) ($)	3rd Place (Target) ($)	1st Place (Maximum) ($)
Michael S. McClure	487,500	0	40,625	162,500	325,000	650,000
James R. Barry	75,000	0	6,250	25,000	50,000	100,000
H. Michael Schwartz	937,500	0	78,125	312,500	625,000	1,250,000
Joe Robinson	93,750	0	7,813	31,250	62,500	125,000
Wayne Johnson	187,500	0	15,625	62,500	125,000	250,000

NEOs can elect to receive their Long-Term Incentive Program awards as restricted stock or LTIP Units. During 2020, all NEOs elected to receive the majority of their awards in LTIP Units.

Performance Portion of Our 2020-2022 Long-Term Incentive Awards

The metric approved for the 2020-2022 performance period was a relative 3-year average same-store revenue growth when ranked against a peer group, as follows:

METRIC	0% PAYOUT	25% PAYOUT (MINIMUM)	65% PAYOUT	100% PAYOUT (TARGET)	150% PAYOUT	200% PAYOUT (MAXIMUM)
Relative 3-Year Average Same-Store Revenue Growth vs. Peer Group	Last Place	5th Place	4th Place	3rd Place	2nd Place	1st Place

In order to be counted in the ranking calculation above, a company must be publicly traded for the entire performance period. To the extent a self-storage peer is acquired within the three-year performance period, then the 25% payout level at 5th place shall be eliminated. The peers by which we shall be compared against are: CubeSmart, Extra Space Storage Inc., Life Storage, Inc., National Storage Affiliates Trust, and Public Storage.

Other Elements of Compensation

Our Compensation Committee does not view benefits and perquisites for the NEOs as a key component of the Company’s executive officer compensation program. Accordingly, we do not provide any significant perquisites to our NEOs. We provide the following benefits to all employees: medical, dental, vision and disability insurance, employer contributions toward medical insurance premiums, 401(k) employer match and group life insurance premiums. The NEOs participate in benefit plans on similar terms as our other participating employees, although we pay a larger percentage of NEOs’ medical insurance premiums. However, the total value of these benefit plan premiums remains a small percentage of each NEO’s total compensation package. Under our tax-qualified 401(k) plan, we make a matching contribution on behalf of each participant equal to 100% match on the first 4% of compensation contributed to the plan by the participant up to the federally mandated maximum. The NEOs may participate in the plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit or supplemental retirement plans.

Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs and may revise, amend or add to the benefits and perquisites made available to the NEOs in the future if it deems advisable.

Severance Benefits

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the NEOs with severance protection. Furthermore, we seek to utilize best practices in developing appropriate protection. As such, in connection with the Self Administration Transaction in June 2019, we adopted an Executive Severance and Change of Control Plan (the “Severance Plan”), rather than using individual employment agreements. Pursuant to the plan, each NEO is entitled to certain severance benefits based on the nature of their termination. See “—Executive Compensation—Severance Plan and Potential Payments Upon Termination or a Change of Control” below for complete details of severance benefits payable to the NEOs upon termination or change of control.

Evaluation of the Risk in Compensation Program

Our Compensation Committee oversees the design of the Company’s executive compensation program to ensure that the program does not incentivize our NEOs, either individually or as a group, to make excessively risky business decisions that could maximize short-term results at the expense of long-term value. The Compensation Committee assesses our executive and other compensation and benefits programs to determine if the programs’ provisions and operations promote or create material risks. The Compensation Committee, in consultation with its independent compensation consultant, has established a number of protective features including but not limited to: (1) we do not have uncapped bonus potential, (2) we use multiple metrics in evaluating performance, (3) performance includes both absolute and relative performance, (4) the Compensation Committee retains flexibility and subjectivity in evaluating performance, (5) a meaningful portion of compensation is delivered in equity that vests over time, and (6) the performance portion of our Long-Term Incentive Program is measured on a multi-year basis.

Based on the foregoing, we do not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Tax Limits on Executive Compensation

In general, Section 162(m) of the Code places a limit on the amount of compensation that may be deducted annually by a publicly traded entity with respect to certain of its executive officers. The IRS has previously issued private letter rulings holding that Section 162(m) does not apply to compensation paid to employees of a REIT’s operating partnership. We have therefore determined that compensation paid to our executive officers by our Operating Partnership or a subsidiary of our Operating Partnership for services to it should not be subject to the deduction limit. Since we operate as a REIT under the Code and are generally not subject to U.S. federal income tax on our taxable income to the extent that we annually distributes all of our taxable income to stockholders and maintain our qualification as a REIT, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income without taking into account the disallowed deduction. However, if we make compensation payments subject to Section 162(m) limitations on deductibility, we may be required to make additional distributions to stockholders to comply with its REIT annual distribution requirement and eliminate our U.S. federal income tax liability. As a consequence of additional taxable income, a larger portion of stockholder distributions that would otherwise have been treated as return of capital may be subject to U.S. federal income tax as dividend income. Any such compensation allocated to our taxable REIT subsidiaries, whose income is subject to U.S. federal income tax, would result in an increase in income taxes due to the inability to deduct such compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” set forth above be included in this proxy statement.

Timothy S. Morris (Chairman) David J. Mueller Harold “Skip” Perry

The preceding Compensation Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary(1)		Bonus(2)		Non-Equity Incentive Plan Compensation		Stock Awards(3)		All Other Compensation(4)		Total
Michael S. McClure, Chief Executive Officer	2020	$	450,000	$	—	$	392,513	$	650,000	$	17,638	$	1,510,151
	2019 2018	$ $	233,542 —	$ $	270,445 —	$ $	— —	$ $	578,049 —	$ $	— —	$ $	1,082,036 —
James R. Barry, Chief Financial Officer	2020	$	225,000	$	—	$	118,475	$	100,000	$	22,991	$	466,466
	2019	$	115,771	$	75,616	$	—	$	88,931	$	10,491	$	290,809
	2018	$	—	$	—	$	—	$	—	$	—	$	—
H. Michael Schwartz, Executive Chairman	2020	$	625,000	$	—	$	686,094	$	1,250,000	$	26,643	$	2,587,737
	2019 2018	$ $	323,438 —	$ $	320,205 —	$ $	— —	$ $	1,111,632 —	$ $	328 —	$ $	1,755,603 —
Joe Robinson,(5) Chief Operations Officer	2020	$	350,000	$	—	$	180,975	$	125,000	$	12,299	$	668,274
Wayne Johnson, President and Chief Investment Officer	2020	$	250,000	$	—	$	114,938	$	250,000	$	25,394	$	640,332
	2019 2018	$ $	129,375 —	$ $	160,143 —	$ $	— —	$ $	222,326 —	$ $	11,035 —	$ $	522,879 —

(1)

The compensation data for 2019 reflect our direct compensation expenses subsequent to June 28, 2019. Prior to June 28, 2019, we had no employees and did not directly compensate any officers, including NEOs. Rather, our NEOs were compensated by our former external advisor, and we reimbursed certain fees and expenses to the former external advisor pursuant to our advisory agreement. Amounts shown in the “Salary” column do not reflect any such reimbursements.

(2)

Amounts shown in the “Bonus” column reflect bonuses earned for a full year of service by each individual, including during time such individuals were employed by the former external advisor. Subsequent to 2019, bonuses were payable pursuant to our incentive plan and are included in the “Non-Equity Incentive Plan Compensation” column above.

(3)

Represents the aggregate grant date fair value of each share of restricted stock and each LTIP Unit computed in accordance with FASB ASC Topic 718. The grant date fair values of performance-based awards included in this table were calculated based on the outcome of performance measured at target levels since that was the probable outcome at the time of grant. The assumptions used in calculating these amounts are discussed in Note 12, Equity-Based Compensation, to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Assuming achievement of the maximum performance level, the grant date fair value would have been $812,500, $125,000, $1,562,500, $312,500, and $156,250 for Messrs. McClure, Barry, Schwartz, Johnson, and Robinson, respectively.
(4)	The table below sets forth the components of the “All Other Compensation” column for 2020:

Name	Incremental Cost of Medical Insurance Premiums	401(k) Company Match	Life/AD&D Insurance Premiums
Michael S. McClure	$11,826	$3,023	$2,789
James R. Barry	$11,298	$11,400	$293
H. Michael Schwartz	$12,858	$11,400	$2,057
Wayne Johnson	$12,234	$11,400	$1,760
Joe Robinson	$—	$11,400	$899

For Mr. Schwartz, “All Other Compensation” also includes payment of life insurance premiums in the amount of $328 in connection with Mr. Schwartz’s service on our board of directors.

(5)	Mr. Robinson became a NEO in 2020.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted to the NEOs in 2020.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Share Awards: Number of Shares/ Units(3)	Grant Date Fair Value(4)
Michael S. McClure
Annual Cash Incentive Bonus		$253,125	$337,500	$421,875
Time-Based Equity	4/22/2020							53,630	$487,500
Performance-Based Equity	4/22/2020				4,469	17,877	35,754		$162,500
James R. Barry
Annual Cash Incentive Bonus		$75,000	$100,000	$125,000
Time-Based Equity	4/22/2020							8,251	$75,000
Performance-Based Equity	4/22/2020				639	2,556	5,112		$25,000
H. Michael Schwartz
Annual Cash Incentive Bonus		$468,750	$625,000	$781,250
Time-Based Equity	4/22/2020							103,135	$937,500
Performance-Based Equity	4/22/2020				8,595	34,378	68,757		$312,500

Joe Robinson
Annual Cash Incentive Bonus		$112,500	$150,000	$187,500
Time-Based Equity	4/22/2020							10,314	$93,750
Performance-Based Equity	4/22/2020				799	3,195	6,391		$31,250
Wayne Johnson
Annual Cash Incentive Bonus		$93,750	$125,000	$156,250
Time-Based Equity	4/22/2020							20,627	$187,500
Performance-Based Equity	4/22/2020				1,719	6,876	13,751		$62,500

(1)

Represents annual incentive awards at the threshold, target and maximum amounts. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above for additional discussion regarding bonuses based on 2020 performance.

(2)

Represents performance-based awards, consisting of either restricted stock or LTIP Units in our Operating Partnership, awarded in 2020 to our NEOs. Indicated threshold, target and maximum amounts correspond to the number of restricted shares or LTIP Units, as applicable, that would be earned in the event that specified threshold, target and maximum performance levels, respectively, were achieved. In the event that our performance does not meet the threshold requirements for a performance measure, no payment will be made on the quantitative portion of the award based on that performance measure. Performance-based awards vest following the conclusion of a three-year performance period, based on our performance ranked amongst a peer group of companies, conducted using a performance measure of average annual same-store revenue growth, analyzed over the performance period.

(3)

Represents time-based awards, consisting of LTIP Units in our Operating Partnership, awarded in 2020 to our NEOs. Time-based awards vest ratably over four years commencing on December 31st of the year of grant, subject to the recipient’s continued employment or service through the applicable vesting date.

(4)

Calculated in accordance with FASB ASC Topic 718. The grant date fair values of performance-based awards were calculated based on the probable outcome of performance measured at target levels at the time of the grant.

Narrative Explanation of Certain Aspects of Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation program consists of the following elements: (1) base salaries, (2) a Short-Term Incentive Program, pursuant to which executive officers are entitled to a performance-based cash bonus, and (3) a Long-Term Incentive Program, pursuant to which executive officers are entitled to equity awards, which will be both time-based and performance-based. See “Certain Information About Management — Compensation Discussion and Analysis — Overview of Compensation,” above, for more detail.

Amounts shown in the “Stock Awards” column of the Summary Compensation Table and awards disclosed in the Grants of Plan-Based Awards table consist of awards of restricted stock and LTIP Units. Earned awards will vest no later than March 31, 2023.

Recipients of time-based restricted stock awards granted prior to 2020 are entitled to distributions paid on the underlying shares of restricted stock but only as and when the restricted shares to which the dividends or other distributions are attributable become vested. Dividends or distributions made prior to such date will be held by us and transferred to the recipient on the date that the restricted shares become vested. Recipients of time-based restricted stock awards granted in 2020 are entitled to distributions paid on the underlying shares of restricted stock effective as of the effective date of the award. Recipients of performance-based restricted stock awards will accrue distributions during the performance period, and such distributions will only be payable on the date that any such shares of restricted stock vest, based upon the performance level attained.

Recipients of time-based LTIP Units are entitled to distributions and allocations of profits and losses effective as of the effective date of the award. Recipients of performance-based LTIP Units will be entitled to receive distributions and allocations of profits and losses with respect to the performance-based LTIP Units as of the effective date of January 1, 2020, in an amount equal to 10% of the distributions and allocations available on the maximum amount of LTIP Units that may be issued under an award, until the Distribution Participation Date (as defined in the Operating Partnership Agreement). The remaining 90% of distributions will accrue and will be payable on the Distribution Participation Date based upon the performance level attained and number of performance-based LTIP Units that vest. Following the Distribution Participation Date, recipients will be entitled to receive the full amount of distributions and allocations of profits and losses with respect to the vested performance-based LTIP Units. LTIP Units are designed to qualify as “profits interests” in our Operating Partnership for federal income tax purposes, and as a result, initially they will not be treated as economically equivalent in value to a common unit, and the issuance of LTIP Units will not be a taxable event to our Operating Partnership or the recipient. If and when certain events occur pursuant to applicable tax regulations and in accordance with the Operating Partnership Agreement, LTIP Units may become economically equivalent to common units of our Operating Partnership on a one-for-one basis.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding restricted stock awards and LTIP Units held by each of our NEOs as of December 31, 2020. The applicable vesting provisions are described in the footnote following the table. For a description of the acceleration of vesting provisions applicable to the restricted stock awards and LTIP Units held by our NEOs, please see the subsection titled “Severance Plan and Potential Payments Upon Termination or a Change of Control” below.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(3)	Number of Unearned Shares, Units or Other Rights that Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)
Michael S. McClure	6/28/2019	45,732	(1)	$475,610	—		$—
	4/22/2020	40,223	(2)	$418,317	4,469	(4)	$46,480
James R. Barry	6/28/2019	7,036	(1)	$73,171	—		$—
	4/22/2020	6,188	(2)	$64,356	639	(5)	$6,646
H. Michael Schwartz	6/28/2019	87,946	(1)	$914,634	—		$—
	4/22/2020	77,351	(2)	$804,455	8,595	(4)	$89,384
Joe Robinson	10/1/2019	2,199	(1)	$22,866	—		$—
	4/22/2020	7,735	(2)	$80,446	799	(5)	$8,308
Wayne Johnson	6/28/2019	17,589	(1)	$182,297	—		$—
	4/22/2020	15,470	(2)	$160,891	1,719	(4)	$17,877

(1)	Represents restricted stock which vests ratably over a period of four years from grant date.
(2)	Represents LTIP Units which vest ratably over a period of four years, with the first vesting occurring on December 31, 2020.
(3)

There is no public market for our shares. Amount is calculated as the net asset value of a share of our common stock at the end of the last completed fiscal year (calculated as of December 31, 2019) multiplied by the number of shares of stock or LTIP Units, as applicable.

(4)	Represents unearned performance-based LTIP Units as of December 31, 2020, assuming that the threshold amount is earned. Awards shown will vest no later than March 31, 2023.
(5)	Represents unearned performance-based restricted stock as of December 31, 2020, assuming that the threshold amount is earned. Awards shown will vest no later than March 31, 2023.

Option Exercises and Stock Vested

The following table summarizes vesting of stock applicable to our NEOs during the year ended December 31, 2020. None of the NEOs held any options during 2020:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael S. McClure	28,651	$297,976
James R. Barry	4,408	$45,842
H. Michael Schwartz	55,099	$573,030
Joe Robinson	3,311	$34,437
Wayne Johnson	11,020	$114,606

(1)

Amount is calculated as the net asset value of a share (calculated as of December 31, 2019) of our common stock on the vesting date multiplied by the number of shares of stock that vested on such date.

Severance Plan and Potential Payments Upon Termination or a Change of Control

On June 28, 2019, our Compensation Committee adopted and approved the Severance Plan and designated certain of our executives, including our NEOs, as participants (each, a “Participant” and together, the “Participants”) in the Severance Plan. Assuming a termination of employment occurred on December 31, 2020 and a price per share of our common stock on the date of termination of $10.40 (the estimated net asset value per share of our Class A common stock as of the end of the last completed fiscal year, calculated as of December 31, 2019), the amount of compensation that would have been payable to each NEO in each situation is listed in the table below. The amounts shown in the table below are for illustrative purposes only. Actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from the Company.

	Estimated Potential Payments Upon Termination
Name	Severance Payment(1)	Healthcare Continuation Coverage(2)	Equity Awards Subject to Vesting(3)		Other Compensation(4)		Total(9)
Michael S. McClure
• Without Cause or For Good Reason	$1,575,000	$38,864	$359,948	(5)	$30,754		$2,004,566
• Following Change of Control	$2,362,500	$58,296	$955,899	(6)	$30,754		$3,407,449
• Death or Disability(7)	$337,500	—	$955,899		$30,754		$1,324,153
• Cause or Resignation	—	—	—		$30,754		$30,754

James R. Barry
• Without Cause or For Good Reason	$325,000	$18,900	$54,704	(5)	$21,418		$420,022
• Following Change of Control	$650,000	$37,800	$146,389	(6)	$21,418		$855,607
• Death or Disability(7)	$100,000	—	$146,389		$21,418		$267,807
• Cause or Resignation	—	—	—		$21,418		$21,418

H. Michael Schwartz
• Without Cause or For Good Reason	$2,500,000	$40,920	$692,208	(5)	$60,096		$3,293,224
• Following Change of Control	$3,750,000	$61,380	$1,838,268	(6)	$60,096		$5,709,744
• Death or Disability (7)	$625,000	—	$1,838,268		$260,096	(8)	$2,273,364
• Cause or Resignation	—	—	—		$60,096		$60,096

Joe Robinson
• Without Cause or For Good Reason	$500,000	—	$45,514	(5)	$17,500	$563,014
• Following Change of Control	$1,000,000	—	$114,388	(6)	$17,500	$1,131,888
• Death or Disability(7)	$150,000	—	$114,388		$17,500	$281,888
• Cause or Resignation	—	—	—		$17,500	$17,500

Wayne Johnson
• Without Cause or For Good Reason	$562,500	$29,749	$138,442	(5)	$7,212	$737,903
• Following Change of Control	$750,000	$39,666	$367,654	(6)	$7,212	$1,164,532
• Death or Disability(7)	$125,000	—	$367,654		$7,212	$499,866
• Cause or Resignation	—	—	—		$7,212	$7,212

(1)

The Severance Payment will be due in the event that the NEO’s employment is terminated (i) by the NEO for Good Reason or (ii) by the Company or any of its subsidiaries without Cause. The Severance Payment is based upon a multiple of the sum of such NEO’s (i) highest annual salary within the prior two years and (ii) the average annual cash performance bonus earned for the prior three years. The multiple is equal to 2.0x for the Executive Chairman and the Chief Executive Officer, 1.5x for the Chief Investment Officer and Chief Accounting Officer and 1.0x for all other executive officers. Such Severance Payments are paid in equal installments over an annual period equal to the multiple (i.e., 2 years, 1.5 years, 1 year). If a NEO is terminated without Cause or resigns for Good Reason and this occurs during the 12-month period following a Change of Control, then the multiple increases to 3.0x for the Executive Chairman and the Chief Executive Officer and 2.0x for all other executive officers, and such Severance Payment is paid in a lump sum. All cash bonuses reflected in the above table have been annualized for the full year.

(2)

Represents the cost of medical insurance coverage for each NEO at the same annual level as in effect immediately preceding December 31, 2020 for a period of time equal to the applicable multiple set forth in footnote 1, above. Such amounts are paid in equal installments over an annual period equal to the respective severance multiple (i.e., 2 years, 1.5 years, 1 year). A lesser amount may be due if the NEO becomes eligible to receive healthcare coverage from a subsequent employer.

(3)

For purposes of this table, the market value per restricted share and LTIP Unit is assumed to be $10.40 (the estimated net asset value per share of our Class A common stock as of the end of the last completed fiscal year, calculated as of December 31, 2019).

(4)	Consists of accrued and unused paid time off, pursuant to the definition of “Accrued Obligations” contained in the Severance Plan.
(5)

With respect to the treatment of equity awards upon termination not involving a Change of Control: (i) any unvested time-based equity awards that would have otherwise vested over the 12-month period following the date of termination will immediately vest; and (ii) any unvested performance-based equity awards that remain outstanding on the date of termination shall remain outstanding and eligible to be earned following the completion of the performance period based on achievement of performance goals, vesting pro rata if such award becomes earned based on days employed during the performance period. For such performance-based awards, the table above assumes the achievement of all performance goals at target.

(6)

With respect to the treatment of equity awards in the case of termination following a Change of Control: (i) all unvested time-based equity awards vest and become exercisable immediately prior to the Change of Control; and (ii) any performance-based awards that were assumed in connection with the Change of Control and remain unvested on a termination date that occurs within 12 months following the Change of Control shall (a) to the extent only subject to time-based vesting as of the termination date, immediately vest on the termination date, or (b) to the extent subject to performance-based vesting as of the termination date, remain outstanding and eligible to be earned following completion of the performance period based on achievement of performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on days employed during the performance period through the termination date. The table above assumes that all performance-based awards were assumed and all performance goals were achieved at target.

(7)

In the event of a termination due to death or disability, such NEO is entitled to: (i) a pro rata portion of his annual cash performance bonus, as determined by the Compensation Committee based on actual performance for the performance period and number of days employed during such period, (ii) the immediate vesting of all unvested time-based equity awards, and (iii) any unvested performance awards that remain outstanding on the date of termination shall remain outstanding and eligible to be earned following the completion of the performance period based on achievement of performance goals, vesting pro rata if such award becomes earned based on days employed during the performance period. The amounts herein assume the achievement of the performance components of both the cash bonus and the performance-based equity awards at target.
(8)	Includes $200,000 in proceeds from a life insurance policy purchased by the Company, which benefits are payable to Mr. Schwartz’s beneficiary upon his death.
(9)

A NEO will not be entitled to receive any of these payments or benefits, other than the Accrued Obligations, unless the NEO has entered into a general release in favor of the Company and its affiliates, and the NEO will be entitled to receive such payments or benefits only so long as such NEO has not materially breached any of the provisions of the general release or the non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the NEO’s letter agreement entered into pursuant to the Severance Plan, which contains various obligations by the NEO to the Company such as (a) a confidentiality covenant that extends indefinitely, (b) a non-compete provision while the executive is employed by the Company, (c) certain employee, investor and customer non-solicitation covenants that extend during the executive’s employment and for a period of time after separation (18 months for Executive Chairman, CEO, or President, 12 months for Chief Investment Officer or Chief Accounting Officer, or 9 months for all other NEOs), and (d) a non-disparagement provision.

The terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions as set forth in the Severance Plan:

•

“Cause” is generally defined to mean: (i) willful fraud or material dishonesty in the performance of the executive’s duties; (ii) deliberate or intentional failure by the executive to substantially perform his duties (other than due to incapacity) after a written notice is delivered describing such failures; (iii) willful misconduct by the executive that is materially detrimental to the reputation, goodwill or business operations of the Company or its affiliates; (iv) willful disclosure of the Company’s confidential information or trade secrets; (v) a breach of any restrictive covenants contained within the Participant’s letter agreement entered into pursuant to the Severance Plan, which contains various obligations by the executive to the Company such as (a) a confidentiality covenant that extends indefinitely, (b) a non-compete provision while the executive is employed by the Company, (c) certain employee, investor and customer non-solicitation covenants that extend during the executives employment and for a period of time after separation (18 months for Executive Chairman, CEO, or President, 12 months for Chief Investment Officer or Chief Accounting Officer, or 9 months for all other NEOs), and (d) a non-disparagement provision; or (vi) the conviction of, or a plea of no contest to a charge of, a felony or crime of moral turpitude.

•

“Good Reason” is generally defined to mean, without the Participant’s consent: (i) a material diminution of base salary, target bonus, target annual equity compensation opportunity, or other annual incentive opportunity; (ii) a material reduction in authority, title, duties or responsibilities; (iii) relocation of principal place of employment greater than thirty (30) miles; or (iv) failure of any successor to the Company following a Change of Control to assume the Severance Plan and its obligations.

•

“Change of Control” is generally defined to mean: (i) any person acquiring securities of the Company representing at least 50% of the voting power; (ii) certain mergers (unless the Company’s stockholders continue to own at least 50% of the combined voting power of the resulting entity at the time of the merger); (iii) a change in the majority of the Company’s board of directors during any 12-month period that is not approved by a majority of directors; (iv) a sale of all or substantially all of the Company’s assets; or (v) adoption of a plan of liquidation.

The Severance Plan provides the following payments upon the occurrence of a Change of Control:

•	All unvested time-based equity awards vest and become exercisable immediately prior to the Change of Control; and

•

All unvested performance-based equity awards that are not continued or assumed by the successor entity in connection with the Change of Control vest and become exercisable immediately prior to the Change of Control based on actual achievement of the applicable performance goals through the date of the Change of Control, as determined in the sole discretion of the Compensation Committee.

Estimated Potential Payments Upon Change of Control(1)
Name	Time-Based Equity Awards	Performance-Based Equity Awards
Michael S. McClure	$893,927	$61,973
James R. Barry	$137,527	$8,862
H. Michael Schwartz	$1,719,090	$119,179
Joe Robinson	$103,311	$11,077
Wayne Johnson	$343,818	$23,836

(1)

This table assumes a change of control as of December 31, 2020 and a price per share of our common stock of $10.40 (the estimated net asset value per share of our Class A common stock as of the end of the last completed fiscal year, calculated as of December 31, 2019). This table also assumes that (i) no performance-based awards were continued or assumed by the successor entity in connection with the Change of Control, and (ii) all applicable performance goals were achieved at target.

CEO Pay Ratio

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are disclosing the ratio of the annual total compensation of our Chief Executive Officer, which as of December 31, 2020 was Michael S. McClure, to the annual total compensation of our median employee.

To identify our median employee, we examined annual total compensation consisting of all cash compensation, including bonus for all of our employees for 2020. We did not make any assumptions, adjustments (including cost of living adjustments), or estimates with respect to such total compensation, and we did not annualize the compensation for any full-time employees who were not employed by us for all of 2020.

The 2020 annual total compensation for our median employee as determined based on SEC rules was $35,825. The 2020 annual total compensation for our Chief Executive Officer as determined based on SEC rules was $1,510,151. Based on this information, the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation for fiscal year 2020 is 42 to 1.

Director Compensation for the Year Ended December 31, 2020

Summary

The following table provides a summary of the compensation earned by or paid to our directors for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash		Stock Awards(1)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation(2)	Total
H. Michael Schwartz	$—		$—		$—	$—	$—	$328	$328
Paula M. Mathews	$66,500		$113,358	(3)	$—	$—	$—	$627	$180,485
Timothy S. Morris	$182,500	(4)	$60,000		$—	$—	$—	$982	$243,482
David J. Mueller	$182,500	(4)	$60,000		$—	$—	$—	$638	$243,138
Harold “Skip” Perry	$182,500	(4)	$60,000		$—	$—	$—	$393	$242,893

(1)	This column represents the full grant date fair value in accordance with FASB ASC Topic 718.
(2)	Represents payment of life insurance premiums covering each of the members of the Board for the benefit of such director’s beneficiaries.
(3)

Reflects restricted stock granted upon Ms. Mathews’ 2020 reelection to the board of directors, along with restricted stock granted to Ms. Mathews in February 2020 in connection with her September 2019 reelection to the board of directors. Such shares of restricted stock vest one year from the date of her reelection.

(4)	Amount includes total fees earned or paid during the year ended December 31, 2020, of which $7,500 was earned during the year ended December 31, 2019.

The Compensation Committee of the Board assists the Board in fulfilling its responsibilities with respect to employee, officer, and director compensation. All of our directors received compensation in the form of premiums paid on life insurance policies for the benefit of such director’s beneficiaries. Other than the foregoing, only our non-employee directors received any compensation from us for services on the Board and its committees, as provided below.

Terms of Director Compensation

Each of our non-employee directors is entitled to a cash retainer of $50,000 per year and an award of restricted stock with a market value of $60,000, which vests one year from the date of the director’s re-election, for membership on the Board. In addition, the chairpersons of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee receive an annual retainer of $15,000 for such chairperson position, and the other members of each such committee receive an annual retainer of $7,500 for membership on each committee. In the event that the Board or any committee thereof meets more than six times per year, a per meeting fee of $1,500 will be paid thereafter. Membership on our committees is comprised solely of independent directors. In addition, during the year ended December 31, 2020, members of the Nominating and Corporate Governance Committee formed a special committee for the purpose of evaluating the merger with Strategic Storage Trust IV, Inc. The Nominating and Corporate Governance Committee established the compensation for such committee, with each member thereof receiving a $50,000 cash retainer, and per-meeting fees at the same rate as set forth herein.

Employee and Director Long-Term Incentive Plan Awards to Independent Directors

The Equity Incentive Plan was approved and adopted prior to the commencement of our public offering (the “Offering”). The purpose of the Equity Incentive Plan is to (1) provide incentives to individuals who are granted awards because of their ability to improve our operations and/or increase our profits; (2) encourage selected persons to accept or continue employment or other service relationship with us or with our affiliates, determined in accordance with the Equity Incentive Plan; and (3) increase the interest of our directors in our success through their participation in the growth in value of our stock. Pursuant to the Equity Incentive Plan, we may issue options, stock appreciation rights, distribution equivalent rights and other equity-based awards, including, but not limited to, restricted stock.

The total number of shares of our Class A common stock authorized and reserved for issuance under the Equity Incentive Plan is equal to 10% of the outstanding shares of our Class A common stock and our Class T common stock at any time, net of any shares already issued under the Equity Incentive Plan, but not to exceed 10,000,000 shares in the aggregate. As of December 31, 2020, there were approximately 5.4 million shares available for issuance under the Equity Incentive Plan. The term of the Equity Incentive Plan is 10 years. Upon our earlier dissolution or liquidation, reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation, or sale of all or substantially all of our properties, the Equity Incentive Plan will terminate, and provisions will be made for the assumption by the successor corporation of the awards granted under the Equity Incentive Plan or the replacement of such awards with similar awards with respect to the stock of the successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. Alternatively, rather than providing for the assumption of such awards, the Board may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the Compensation Committee determines is equivalent to the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.

In the event the Board or the Compensation Committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects our stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan or with respect to an award, then the Board or Compensation Committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

As of December 31, 2020, (i) Mr. Mueller has received a total of 22,763 shares of restricted stock, of which 14,254 shares have vested, and (ii) Messrs. Morris and Perry have each individually received a total of 21,513 shares of restricted stock of which 13,004 shares have vested.

Director Life Insurance Policies

We purchased life insurance policies covering each of the members of our board of directors for the benefit of such director’s beneficiaries. For the year ended December 31, 2020, we paid total premiums of $2,967 on such life insurance policies. Of this amount, $327 was attributed to the policy covering H. Michael Schwartz, $627 was attributed to the policy covering Paula M. Mathews, $982 was attributed to the policy covering Timothy S. Morris, $638 was attributed to the policy covering David J. Mueller, and $393 was attributed to the policy covering Harold “Skip” Perry.

Executive Officers and Directors

Included below is certain information regarding our current executive officers and directors. All of our directors, including our three independent directors, have been nominated for re-election at the 2021 annual meeting of stockholders. All of our executive officers serve at the pleasure of our board of directors.

Name	Age	Position(s)
H. Michael Schwartz	54	Chief Executive Officer
Wayne Johnson	63	President and Chief Investment Officer
Joe Robinson	47	Chief Operations Officer
James R. Barry	32	Chief Financial Officer and Treasurer
Michael O. Terjung	44	Chief Accounting Officer
Nicholas M. Look	38	General Counsel and Secretary
Gerald Valle	52	Senior Vice President – Self Storage Operations
Paula Mathews	68	Director
David J. Mueller	68	Independent Director
Timothy S. Morris	60	Independent Director
Harold “Skip” Perry	74	Independent Director

H. Michael Schwartz. Mr. Schwartz is the Chairman of our board of directors and our Chief Executive Officer. Mr. Schwartz has been an officer and director since our initial formation in January 2013; he served as our Chief Executive Officer from January 2013 to June 2019, our Executive Chairman from June 2019 to April 2021, and again as our Chief Executive Officer starting in April 2021. Mr. Schwartz is also the Chief Executive Officer of SmartStop Asset Management, LLC (“SAM”), our former sponsor. He also serves as Chief Executive Officer, President and Chairman of the board of directors of each of the following self storage REITs sponsored by a subsidiary of the Company: Strategic Storage Growth Trust II, Inc. (“SSGT II”) and Strategic Storage Trust VI, Inc. (“SST VI”). In addition, Mr. Schwartz serves as Chief Executive Officer and Chairman of the board of directors of Strategic Student & Senior Housing Trust, Inc. (“SSSHT”), a public non-traded student and senior housing REIT sponsored by SAM. Previously, Mr. Schwartz served as Chief Executive Officer and Chairman of the board of directors of each of Strategic Storage Growth Trust, Inc. (“SSGT”) and Strategic Storage Trust IV, Inc. (“SST IV”), each a public non-traded self storage REIT. We acquired each of SSGT and SST IV by way of a merger into subsidiaries of ours on January 24, 2019 and March 17, 2021, respectively. Mr. Schwartz also served as Chief Executive Officer, President, and Chairman of the board of directors of SmartStop Self Storage, Inc., our former sponsor, from August 2007 until the merger of SmartStop Self Storage, Inc. with Extra Space Storage, Inc. (“Extra Space”) on October 1, 2015. Since February 2008, Mr. Schwartz has also served as Chief Executive Officer and President of Strategic Storage Holdings, LLC (“SSH”). Prior to this time, Mr. Schwartz held various roles in the real estate and financial services industries, which includes more than 25 years of real estate, securities and corporate financial management experience. Mr. Schwartz holds a B.S. in Business Administration with an emphasis in Finance from the University of Southern California.

Wayne Johnson. Mr. Johnson is our President and Chief Investment Officer. He has served as one of our executive officers since our initial formation in January 2013. Since June 2015, he has served as our Chief Investment Officer, and since June 2019 he has also served as our President. In addition, Mr. Johnson serves as the Chief Investment Officer of SSGT II and SST VI. Mr. Johnson also served in various roles at SSGT and SST IV, including most recently as Chief Investment Officer until their respective mergers with us on January 24, 2019 and March 17, 2021, respectively. Mr. Johnson served as Senior Vice President – Acquisitions for SmartStop Self Storage, Inc. from August 2007 until January 2015 when he was elected Chief Investment Officer until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Prior to joining Strategic Capital Holdings, LLC, Mr. Johnson was involved in all aspects of commercial development and leasing, including office, office warehouse, retail and self storage facilities. During such time, Mr. Johnson developed, managed and operated 14 self storage facilities in excess of one million square feet. Mr. Johnson served on the board and is the past President of the Texas Self Storage Association (TSSA), which is the trade organization for self storage development, ownership and management with approximately 3,800 members consisting of storage owners, developers, operators and vendors throughout Texas. Mr. Johnson entered the commercial real estate business in 1979 after graduating from Southern Methodist University with a B.B.A. in Finance and Real Estate.

Joe Robinson. Mr. Robinson is our Chief Operations Officer, a position he has held since October 2019. Prior to joining SmartStop, Mr. Robinson served as Chief Marketing Officer and Executive Vice President of Simply Self Storage Management LLC from April 2016 until September 2019. At Simply, Mr. Robinson led various functions including all marketing, pricing, information technology, and training. From 2010 to 2016, Mr. Robinson served in several pricing and marketing capacities at Extra Space. Most recently, he was Vice President, Marketing where he led revenue management, data analytics, and the call center. Prior to that, Mr. Robinson served as Director of Revenue Management, where he led the development of multiple industry first centralized pricing models for self storage. Mr. Robinson is a respected authority on Revenue Management in the self storage industry. He has delivered multiple speaking engagements on pricing and has had multiple articles distributed in several industry trade publications. Mr. Robinson holds a B.S. in Computer Science with a Business Minor from Brigham Young University, and a Masters of Business Administration from Rice University.

James R. Barry. Mr. Barry is our Chief Financial Officer and Treasurer, positions he has held since June 2019. Mr. Barry also serves as Chief Financial Officer and Treasurer of the advisors and property managers of our sponsored real estate programs. Mr. Barry served as our Senior Vice President – Finance from August 2018 to June 2019. Prior to being our Senior Vice President – Finance, Mr. Barry served in various positions for SAM, including Senior Vice President – Finance from August 2018 to July 2019 and Director of Finance from October 2015 to August 2018. From 2012 to 2015, Mr. Barry held the title of Financial Analyst, and was highly involved in the negotiations, calculations, and communications for the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. From 2009 to 2012, Mr. Barry served as a Corporate Accountant and Senior Financial Analyst at Thompson National Properties, LLC, a sponsor of commercial real estate offerings. From 2007 to 2009, Mr. Barry worked in various accounting functions at Grubb & Ellis Co. Mr. Barry holds a B.S. in Business Administration with an emphasis in Finance from California State University, Fullerton, and a Masters of Business Administration with an emphasis in Finance from Chapman University, where he graduated with honors.

Michael O. Terjung. Mr. Terjung is our Chief Accounting Officer, a position he has held since June 2019. From January 2017 until December 2019, Mr. Terjung served as the Chief Financial Officer and Treasurer for SSSHT and its related advisor and property management entities. Mr. Terjung was also the Chief Financial Officer and Treasurer of SSGT until that company merged with and into a wholly-owned subsidiary of SST II in January 2019. Mr. Terjung was Chief Financial Officer and Treasurer of SSGT II from July 2018 until June 2019. Mr. Terjung has served as the Chief Financial Officer and Treasurer of SAM since January 2017. Previously, from October 2015 to January 2017, Mr. Terjung served as a Controller for SAM. He also served as the Controller of SmartStop Self Storage, Inc. from September 2014 until its merger with Extra Space on October 1, 2015 and served as a Controller of SSH assigned to SmartStop Self Storage, Inc. from September 2009 to September 2014. From July 2004 to September 2009, Mr. Terjung held various positions with NYSE listed Fleetwood Enterprises, Inc., including Corporate Controller responsible for financial reporting and corporate accounting. Mr. Terjung gained public accounting and auditing experience while employed with PricewaterhouseCoopers LLP and Arthur Andersen LLP from September 2000 to July 2004, where he worked on the audits of a variety of both public and private entities, registration statements and public offerings. Mr. Terjung is a Certified Public Accountant, licensed in California, and graduated cum laude with a B.S.B.A. degree from California State University, Fullerton.

Nicholas M. Look. Mr. Look is our General Counsel and Secretary, positions he has held since June 2019. In addition, Mr. Look has served as the Secretary of SSGT II since June 2019 and the Secretary of SST VI since its formation. Mr. Look also served as the Secretary of SST IV, a position he held from June 2019 until its merger with us in March 2021. Mr. Look was previously Senior Corporate Counsel of SAM, a position he held from June 2017 until June 2019. From September 2017 to June 2019, Mr. Look served as Assistant Secretary of SSSHT. Prior to that, Mr. Look worked with the law firms of K&L Gates LLP, from April 2014 to June 2017, and Latham & Watkins LLP, from October 2010 to April 2014, where he served as corporate counsel to a variety of public and private companies, and where his practice focused on securities matters, capital markets transactions, mergers and acquisitions and general corporate governance and compliance. Mr. Look holds a B.S. in Computer Science from the University of California, Irvine and a J.D. from the Pepperdine University School of Law. He is a member of the State Bar of California.

Gerald Valle. Mr. Valle has served our Senior Vice President – Self Storage Operations since June 2019. Mr. Valle also served as Senior Vice President – Operations at SAM from June 2018 to July 2019, and served as Vice President of Operations at SAM from joining SAM in 2017 to June 2018. Prior to joining SAM in 2017, Mr. Valle served as VP of Operations with The William Warren Group from 2012 to 2017. From 2003 to 2012, Mr. Valle held various positions with Extra Space, including nine years as Divisional VP of Operations and VP of Sales Center, where he was instrumental in the creation of that company’s 100-agent sales center. Mr. Valle also worked for 15 years at Public Storage where he held multiple roles ranging from District Manager to Regional VP of Operations.

Paula Mathews. Ms. Mathews has been a member of our board of directors since January 2016. Previously, Ms. Mathews served as our Secretary and an Executive Vice President from our formation until June 2018. Ms. Mathews also served as Executive Vice President of our Former External Advisor from January 2013 until June 2018. She previously served as an Executive Vice President of SSSHT until April 2020 and as Secretary of SSSHT until June 2018. In addition, she served as an Executive Vice President and Secretary of SSGT and SST IV until June 2018. Ms. Mathews is an Executive Vice President of SAM. Ms. Mathews served as an Executive Vice President and Assistant Secretary for SmartStop Self Storage, Inc., positions she held from August 2007 and June 2011, respectively, until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Since January 2008, Ms. Mathews has also served as Secretary for SSH. Since 2005, she has also served as Vice President – Commercial Operations for Strategic Capital Holdings, LLC. Prior to joining Strategic Capital Holdings, LLC, Ms. Mathews was a private consultant from 2003 to 2005 providing due diligence services on the acquisition and disposition of assets for real estate firms. Prior to that, Ms. Mathews held senior level executive positions with several pension investment advisors, including the following: a real estate company specializing in 1031 transactions from 2002 to 2003 where she was the Director of Operations; KBS Realty Advisors from 1995 to 2001 where she was responsible for the management of $600 million in “value added” commercial assets in seven states; TCW Realty Advisors (now CBRE Investors) from 1985 to 1992 as a Senior Vice President where her focus was retail assets within closed end equity funds; and PMRealty Advisors from 1983 to 1985 in a portfolio management role. She began her real estate career in 1977 with The Irvine Company, the largest land holder in Orange County, California, where she held several positions within the Commercial/Industrial Division structuring industrial build-to-suits, ground leases and land sales. Ms. Mathews holds a B.S. degree from the University of North Carolina, Chapel Hill.

Timothy S. Morris. Mr. Morris is one of our independent directors and is a member and Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Morris previously served as an independent director of SmartStop Self Storage, Inc. from February 2008 until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Mr. Morris has more than 30 years of financial and management experience with several international organizations. In 2008, Mr. Morris founded AMDG Worldwide Ltd., a consultancy business for the philanthropic sector. Through this entity, Mr. Morris continues to serve an eclectic range of philanthropic clients. In March 2019, Mr. Morris became the finance director of the English-Speaking Union, a global charity which helps underprivileged children with speaking and listening skills. From 2014 to 2017, Mr. Morris assumed a part-time executive position as finance director of Tomorrow’s Company, a London-based global think tank focusing on business leadership. From June 2007 to April 2008, Mr. Morris was the Chief Financial Officer for Geneva Global, Inc., a philanthropic advisor and broker which invests funds into developing countries. Prior to joining Geneva Global, Inc., from 2002 to 2007, Mr. Morris was the director of corporate services for Care International UK Ltd., where he was responsible for the finance, internal audit, risk management, human resources, legal insurance and information technology functions during the financial turnaround of that organization. From 2000 to 2002, Mr. Morris was the Controller for Royal Society Mencap, a learning disability charity. From 1996 to 1999, Mr. Morris was the head of global management reporting for Adidas Group AG in Germany and was later the International Controller for Taylor Made Golf Company, Inc., in Carlsbad, California, a subsidiary of Adidas Group AG. Prior to 1996, Mr. Morris held various management and senior finance roles within organizations such as the International Leisure Group, Halliburton/KBR and the Bank for International Settlements in Basel, Switzerland. Mr. Morris has his Bachelor of Science in Economics from Bristol University in the United Kingdom, his MBA from the Cranfield School of Management in the United Kingdom, and he is a Chartered Management Accountant (CIMA, CGMA).

David J. Mueller. Mr. Mueller is one of our independent directors and is a member and Chairman of the Audit Committee and a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Mueller has more than 35 years of financial management experience with several firms in the financial services industry. In June 2009, Mr. Mueller founded his own CPA firm, specializing in consulting, audit, and tax services for small businesses and non-profits, where he continues to serve as Managing Partner. From June 2001 to May 2009, he worked for Manulife Financial Corporation, serving in several capacities including Controller of Annuities and Chief Financial Officer of Distribution for Manulife Wood Logan, where he was heavily involved in the company’s due diligence and subsequent integration with John Hancock Financial Services. Prior to his time with Manulife Financial Corporation, Mr. Mueller served as Chief Financial Officer of Allmerica Financial Services, the insurance and investment arm of Allmerica Financial Corporation. He began his career in the Boston office of Coopers and Lybrand, specializing in financial services, real estate, and non-profits. Mr. Mueller is a CPA and graduated from the University of Wisconsin with a degree in Finance.

Harold “Skip” Perry. Mr. Perry is one of our independent directors and is a member and Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee. Mr. Perry previously served as one of our independent directors from October 2013 until June 2014 and served as an independent director of SmartStop Self Storage, Inc. from

February 2008 until the merger of SmartStop Self Storage, Inc. with Extra Space on October 1, 2015. Mr. Perry has over 40 years of financial accounting, management and consulting experience for domestic and international organizations in the real estate industry. He is currently the Executive Managing Director of Real Globe Advisors, LLC, a commercial real estate advisory firm which he founded. Mr. Perry also held the same position with Real Globe Advisors, LLC from July 2007 to June 2009. From June 2009 to March 2011, he was the Managing Director of Alvarez & Marsal Real Estate Advisory Services. From 1995 to June 2007, Mr. Perry was a national partner in Ernst & Young LLP’s Transactional Real Estate Advisory Services Group and held a number of leadership positions within Ernst & Young. While at Ernst & Young, he handled complex acquisition and disposition due diligence matters for private equity funds and corporate clients, complex real estate portfolio optimization studies, and monetization strategies within the capital markets arena, including valuation of self storage facilities. Prior to 1995, Mr. Perry headed the Real Estate Consulting Practice of the Chicago office of Kenneth Leventhal & Co. Prior to his time with Kenneth Leventhal & Co., Mr. Perry was a senior principal with Pannell Kerr Forester, a national accounting and consulting firm specializing in the hospitality industry. He is a CPA and holds an MAI designation with the Appraisal Institute and a CRE designation with the Counselors of Real Estate. He graduated with a Bachelor of Arts in Russian and Economics from the University of Illinois, and has a Masters of Business Administration with a concentration in finance from Loyola University in Illinois.

STOCK OWNERSHIP

Beneficial Ownership of the Company’s Stock

The following table sets forth, as of March 31, 2021, the amount of our common stock and units of limited partnership in our Operating Partnership beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5% of any class of the outstanding shares of our common stock; (2) each of our directors; (3) each of our executive officers; and (4) our directors and executive officers as a group. There were a total of approximately 84 million shares of common stock issued and outstanding as of March 31, 2021.

Name and Address(1) of Beneficial Owner(2)	Shares		Operating Partnership Units	Total	Percent(3)
H. Michael Schwartz, Chief Executive Officer(5)	512,539	(4)	25,784	538,323		*
Michael S. McClure, Former Chief Executive Officer(5)	15,244		13,408	28,652		*
Wayne Johnson, President and Chief Investment Officer	5,863		5,157	11,020		*
Joe Robinson, Chief Operations Officer	733		2,578	3,311		*
James Barry, Chief Financial Officer and Treasurer	2,345		2,063	4,408		*
Michael O. Terjung, Chief Accounting Officer	2,345		2,063	4,408		*
Nicholas M. Look, General Counsel and Secretary	1,173		1,031	2,204		*
Gerald Valle, SVP – Self Storage Operations	1,759		1,547	3.306		*
Paula Mathews, Director	15,221		—	15,221		*
David J. Mueller, Independent Director	14,254		—	14,254		*
Timothy S. Morris, Independent Director	14,505		—	14,505		*
Harold “Skip” Perry, Independent Director	14,505		—	14,505		*

All directors and executive officers as a group	600,486		53,631	654,117		*

*	Represents less than 1% of our outstanding common stock as of March 31, 2021.
(1)	The address of each beneficial owner is 10 Terrace Road, Ladera Ranch, California 92694.
(2)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 31, 2021. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)

Based on approximately 84 million shares of common stock outstanding, which includes restricted stock and LTIP units of our Operating Partnership that will vest within 60 days following March 31, 2021. Operating partnership units of our Operating Partnership may be redeemed for cash, or at the Company’s option, an equal number of shares of common stock, subject to certain restrictions. Once vested, LTIP units are convertible into common units of our Operating Partnership. This table assumes conversion of such LTIP units and issuance of shares of common stock in exchange for operating partnership units of our Operating Partnership. This table does not include outstanding operating partnership units of our Operating Partnership that are subject to a lock-up extending beyond 60 days following March 31, 2021. For example, this excludes 9,586,229 Class A-1 limited partnership units and 2,188,868 Class A-2 limited partnership units of our Operating Partnership owned by SmartStop OP Holdings, LLC. In certain cases, such units may be converted at the election of the holder into either cash or Class A common stock (such consideration to be determined by the Company). However, the units held by SmartStop OP Holdings, LLC are subject to a lock-up agreement until June 28, 2021. SmartStop OP Holdings, LLC is indirectly owned and controlled by Mr. Schwartz.

(4)	Includes 100 Class A shares owned by SmartStop OP Holdings, LLC, and 483,124 Class A shares owned by Strategic 1031, LLC, which are indirectly owned and controlled by Mr. Schwartz.
(5)

On February 26, 2021, we announced the retirement of Michael S. McClure, our former Chief Executive Officer, effective April 15, 2021. Mr. McClure remains available as a consultant to us for a period of 12 months following his retirement. Effective on April 15, 2021, H. Michael Schwartz returned to the position of Chief Executive Officer, a position he previously held from January 2013 through June 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Certain of our executive officers and two of our directors hold ownership interests in and/or are officers of SAM, our Former Dealer Manager (as defined below), and other affiliated entities. Accordingly, any agreements or transactions we have entered into with such entities may present a conflict of interest. For example, in the past, we have been a party to and are currently a party to agreements giving rise to material transactions between us and our affiliates, including our Dealer Manager Agreement, our Transfer Agent Agreement, and an Administrative Services Agreement. Our independent directors reviewed and approved the material transactions between us and our affiliates arising out of these agreements. Set forth below is a description of the relevant transactions with our affiliates.

Dealer Manager Agreement

SAM indirectly owns a 15% beneficial non-voting equity interest in Select Capital Corporation, our dealer manager (our “Former Dealer Manager”). Our Former Dealer Manager served as our dealer manager pursuant to our Dealer Manager Agreement. The Dealer Manager Agreement terminated upon the termination of our Offering. However, pursuant to our Dealer Manager Agreement, our Former Dealer Manager continues to receive an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per Class T share sold in the primary offering portion of the Offering (the “Primary Offering”).

Our Former Dealer Manager entered into participating dealer agreements with certain other broker-dealers authorizing them to sell our shares. Our Former Dealer Manager generally re-allows 100% of the stockholder servicing fee to participating broker-dealers, provided, however, that our Former Dealer Manager does not re-allow the stockholder servicing fee to any registered representative of a participating broker-dealer if such registered representative ceases to serve as the representative for an investor in our Offering.

Transfer Agent Agreement

SAM is the manager and sole member of Strategic Transfer Agent Services, LLC (our “Transfer Agent”). Pursuant to our Transfer Agent Agreement, which was approved by a majority of our independent directors, our Transfer Agent provides transfer agent and registrar services to us. These services are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent, including, but not limited to: providing customer service to our stockholders, processing the distributions and any servicing fees with respect to our shares, and issuing regular reports to our stockholders. Our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. Our Transfer Agent conducts transfer agent and registrar services for other non-traded REITs sponsored by us and by SAM.

The initial term of the Transfer Agent Agreement is three years, which term will be automatically renewed for one year successive terms, but either party may terminate the Transfer Agent Agreement upon 90 days’ prior written notice. In the event that we terminate the Transfer Agent Agreement, other than for cause, we will pay our Transfer Agent all amounts that would have otherwise accrued during the remaining term of the Transfer Agent Agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

We paid our Transfer Agent a one-time setup fee. In addition, the other fees to be paid to our Transfer Agent are based on a fixed quarterly fee, one-time account setup fees and monthly open account fees. In addition, we will reimburse our Transfer Agent for all reasonable expenses or other changes incurred by it in connection with the provision of its services to us, and we will pay our Transfer Agent fees for any additional services we may request from time to time, in accordance with its rates then in effect. Upon the request of our Transfer Agent, we may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it. In connection with the merger transaction, we paid our Transfer Agent a one-time fee equal to $150,000.

SST IV Merger

On November 10, 2020, we and SST IV Merger Sub, LLC, our wholly-owned subsidiary, entered into an Agreement and Plan of Merger (the “SST IV Merger Agreement”) with SST IV. On March 17, 2021, we completed the SST IV merger, which had a total enterprise value of approximately $380 million, including SST IV debt that was assumed or repaid.

Potential Earn-Out

On June 28, 2019, we, along with our Operating Partnership, entered into the Self Administration Transaction with SAM and SS OP Holdings, pursuant to which, effective as of June 28, 2019, we acquired the self storage advisory, asset management, property management and certain joint venture interests of SAM, along with certain other assets of SAM.    In connection with the Self Administration Transaction, SS OP Holdings was issued Class A-1 Units and Class A-2 Units of our Operating Partnership.

The Class A-1 Units may be redeemed or exchanged for shares of our Class A common stock but not until June 28, 2021 (the “Lock-Up Expiration”) or later. The Class A-1 Units are otherwise entitled to all rights and duties of the Class A limited partnership units in the Operating Partnership, including cash distributions and the allocation of any profits or losses in the Operating Partnership. The Class A-2 Units will convert into Class A-1 Units as earn-out consideration, as described below, in connection with the Self Administration Transaction. The Class A-2 Units are not entitled to cash distributions or the allocation of any profits or losses in the Operating Partnership until the Class A-2 Units are converted into Class A-1 Units.

The conversion features of the Class A-2 Units are as follows: (A) the first time the aggregate incremental AUM (as defined in the Operating Partnership Agreement) of the Operating Partnership equals or exceeds $300,000,000, one-third of the Class A-2 Units will automatically convert into Class A-1 Units (the “First Tier”), (B) the first time the incremental AUM of the Operating Partnership equals or exceeds $500,000,000, an additional one-third of the Class A-2 Units will automatically convert into Class A-1 Units (the “Second Tier”), and (C) the first time the incremental AUM equals or exceeds $700,000,000, the remaining one-third of the Class A-2 Units will automatically convert into Class A-1 Units (the “Third Tier”) (each an “Earn-Out Achievement Date”). On each Earn-Out Achievement Date, the Class A-2 Units will automatically convert into Class A-1 Units based on an earn-out unit exchange ratio, which is equal to $10.66 divided by the then-current value of our Class A common stock. The Class A-2 Units will expire seven years following the closing date of the Self Administration Transaction. Notwithstanding the foregoing, the earn-out consideration will be earned and automatically convert in the event of an “Earn-Out Acceleration Event” (as defined in the Operating Partnership Agreement), which includes each of the following: certain change of control events (as described in the Operating Partnership Agreement), or H. Michael Schwartz being removed either as a member of the board of directors or as an executive officer of the Company for any reason other than for cause. On March 24, 2021, 1,094,434 Class A-2 Units held by SS OP Holdings converted into 1,121,795 Class A-1 Units pursuant to the achievement of the First Tier.

The Operating Partnership Agreement also provides for a vote on “Extraordinary Matters” which includes any merger, sale of all or substantially all of the assets, share exchange, conversion, dissolution or charter amendment, in each case where the vote of our stockholders is required under Maryland law. We, as general partner of the Operating Partnership, agreed that the consent of the Operating Partnership would be required (the “OP Consent”) in connection with any Extraordinary Matter. The OP Consent will be determined by a vote of the partners of the Operating Partnership, with our vote as a limited partner being voted in proportion to the votes cast by our stockholders on the Extraordinary Matter.

Administrative Services Agreement

On June 28, 2019, we along with our Operating Partnership certain other subsidiaries of ours (collectively, the “Company Parties”) entered into an Administrative Services Agreement with SAM (the “Administrative Services Agreement”), pursuant to which the Company Parties will be reimbursed for providing certain operational and administrative services to SAM which may include, without limitation, accounting and financial support, IT support, HR support, advisory services and operations support, and administrative support as set forth in the Administrative Services Agreement and SAM will be reimbursed for providing certain operational and administrative services to the Company Parties which may include, without limitation, due diligence support, marketing, fulfillment and offering support, events support, insurance support, and administrative and facilities support. SAM will receive a monthly administrative service fee for providing its services and the Company Parties will receive monthly reimbursement based on the amount of services provided under the Administrative Services Agreement. SAM will also pay the Company Parties an allocation of rent and overhead for the portion it occupies in the Ladera Office. Such agreement has a term of three years, and is subject to certain adjustments as defined in the agreement.

Transition Services Agreement

On February 26, 2021, we entered into an executive transition services agreement with Michael S. McClure, our former Chief Executive Officer, in connection with his retirement from the Company (The “Executive Transition Services Agreement”). Pursuant to the Executive Transition Services Agreement, Mr. McClure will provide consulting services to the Company for a twelve-month period commencing on April 15, 2021 (and subject to the early termination provisions contained in the Executive Transition Services Agreement) (the “Transition Period”), in exchange for a monthly fee of $37,500. Mr. McClure may also elect to receive reimbursement for costs of continuing group health insurance coverage. Mr. McClure’s existing time-based equity awards will continue to vest during the Transition Period and, upon successful completion of the Transition Period, any remaining outstanding unvested time-based equity awards will immediately vest in full. Mr. McClure’s existing performance-based equity awards will remain outstanding and vest on a pro rata basis at the rate of two-thirds of the amount that would have otherwise vested based on the terms of the awards and actual performance of the Company during the performance period. Mr. McClure is also eligible for an incentive payment of up to $150,000 to be paid at the end of the Transition Period based upon the achievement of an orderly transition, as determined in the Company’s discretion.

Fees Paid to our Affiliates

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2019 and 2020, and any related amounts payable as of December 31, 2019 and 2020:

	Year Ended December 31, 2019			Year Ended December 31, 2020
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses	$975,985	$1,185,370	$—	$—	$—	$—
Transfer Agent fees	324,943	374,404	—	525,108	489,108	36,000
Asset management fees	3,622,558	3,622,558	—	—	—	—
Property management fees	2,983,111	2,983,111	—	—	—	—
Acquisition expenses	84,061	84,061	—	—	—	—
Capitalized
Acquisition costs	235,932	235,932	—	—	—	—
Self Administration Transaction working capital true-up	493,785	493,785	—	—	—	—
Additional paid-in capital
Stockholder servicing fee(1)	—	667,651	1,277,340	—	645,911	631,429

Total	$8,720,375	$9,646,872	$1,277,340	$525,108	$1,135,019	$667,429

(1)

We pay our Former Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per Class T share sold in the Primary Offering.

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON VIA WEBCAST OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED. STOCKHOLDERS MAY SUBMIT THEIR PROXIES VIA MAIL USING THE ENCLOSED PROXY CARD AND ENVELOPE, VIA THE INTERNET AT www.proxy-direct.com OR VIA TELEPHONE AT (800) 337-3503.

YOUR VOTE IS VERY IMPORTANT AND YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE US SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.

DETAILS REGARDING THE VIRTUAL ANNUAL MEETING

The annual meeting will be held online on Wednesday, June 16, 2021, at 9:00 a.m. (PDT), via live webcast. Stockholders of record as of the close of business on March 31, 2021 will be able to attend, participate in, and vote at the annual meeting online by accessing http://www.meetingcenter.io/212318340 and following the log in instructions below. Even if you plan to attend the annual meeting online, we recommend that you also authorize a proxy to vote your shares, as described herein, so that your vote will be counted if you decide not to attend the annual meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 9:00 a.m. (PDT). Online access to the audio webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test the computer audio system. We encourage our stockholders to access the annual meeting prior to the start time.

Log in Instructions. To attend the annual meeting, log in at http://www.meetingcenter.io/212318340. Stockholders will need their unique 14-digit control number, which appears on the front of your proxy card in the shaded box, and the password for the meeting. The password for this meeting is SSSS2021. In the event that you do not have a control number, please contact Computershare as soon as possible and no later than June 14, 2021, so that you can be provided with a control number and gain access to the annual meeting.

Submitting Questions at the Annual Meeting. As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the annual meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

PROPOSALS ON WHICH YOU MAY VOTE

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Each person elected will serve as a director until our 2022 annual meeting of stockholders and until his or her successor is elected and qualifies. Our board of directors has nominated the following people for re-election as directors:

•	H. Michael Schwartz

•	Paula Mathews

•	Timothy S. Morris

•	David J. Mueller

•	Harold “Skip” Perry

Each of the nominees is a current member of our board of directors. Detailed information on each nominee is provided on pages 38-42.

If any nominee becomes unable or unwilling to stand for re-election, our board of directors may designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Each director is elected by the affirmative vote of a plurality of all votes cast at the annual meeting, if a quorum is present. Votes are cast either in person via webcast or by proxy. There is no cumulative voting in the election of our directors. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal.

Recommendation

Each of the five nominees for re-election as a director will be elected at the annual meeting if a quorum is present at the annual meeting and a plurality of all votes cast at such meeting vote in favor of such director for re-election. A properly executed proxy marked “FOR ALL” will be considered a vote in favor of all nominees for re-election as director. A properly executed proxy marked “FOR ALL EXCEPT” will be considered a vote in favor of all nominees EXCEPT those nominees you specifically list in the space provided. A properly executed proxy marked “WITHHOLD ALL” will be considered a vote against all director nominees.

Our board of directors unanimously recommends a vote “FOR” each of the nominees listed for re-election as directors.

PROPOSAL 2. THE APPROVAL OF AN AMENDMENT TO OUR CHARTER

Our board of directors has adopted and declared advisable, and recommends for your approval, an amendment to our charter, as set forth in the Articles of Amendment attached hereto as Appendix B (the “Charter Amendment”).

Our board of directors has been exploring and is continuing to explore various strategic alternatives ultimately designed to provide stockholder liquidity at some point in the future, including, but not limited to, a potential listing of our shares of common stock on a national securities exchange (a “Public Listing”). We may also pursue a substantially concurrent registered public offering of our common stock (a “Concurrent Capital Raise”). We believe that the proposed Charter Amendment will give our board of directors better flexibility in the event it determines to pursue a Public Listing, with or without a Concurrent Capital Raise. Please note, however, that we cannot provide any guarantee that we will pursue a Public Listing or a Concurrent Capital Raise.

Temporary Lock-Up Provision

Presently, our charter provides that, upon a Public Listing, each share of the classes of our common stock that are not listed will automatically convert into the listed class of common stock (the “Automatic Conversion Provision”). The Automatic Conversion Provision provides holders of shares of our Class A common stock and our Class T common stock with the ability to participate in the liquidity afforded by a Public Listing, following conversion into the listed shares, which, except for any differences related to the net asset value allocable to shares of our common stock, will be identical to our Class A common stock and Class T common stock with respect to preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption. However, if we pursue a Concurrent Capital Raise in connection with a Public Listing, it could be challenging to complete the Concurrent Capital Raise at a price that reflects the underlying value of our shares if all of our existing outstanding common stock became immediately tradable upon the first day of the Public Listing. Concentrated sales of our common stock immediately following a Public Listing would likely reduce the trading price of our common stock, and the potential for such concentrated sales may also negatively impact the price that investors would be willing to pay in a Concurrent Capital Raise.

The Charter Amendment would permit us to implement a plan for phased-in liquidity that would reduce the likelihood that these concentrated sales would occur and accordingly increase the likelihood of a successful Public Listing and Concurrent Capital Raise. Specifically, the Charter Amendment modifies the Automatic Conversion Provision such that the conversion would not occur until the six-month anniversary of such a listing, or such earlier date as approved by the board of directors (the “Temporary Lock-Up Provision”). We believe that the Temporary Lock-Up Provision therefore increases the likelihood of a successful Public Listing and provides for flexibility to pursue a Concurrent Capital Raise in connection with a Public Listing. The Charter Amendment also provides the board of directors with the discretion to remove (or shorten) the lock-up period, which we believe provides greater flexibility if we pursue a Public Listing without a Concurrent Capital Raise.

Independent Director Definition

In addition, our charter currently provides that our “Independent Directors” must satisfy the requirements of the New York Stock Exchange (“NYSE”) definition of independence. We are proposing the Charter Amendment to broaden the definition of independence so that our “Independent Directors” may instead satisfy the independence requirements of the NYSE, NASDAQ or another national securities exchange on which shares of our stock are listed. This provides greater flexibility to us in the event of a

Public Listing because in the event we were to list on an exchange other than the NYSE (the “Other Exchange”), we would not need to satisfy the independence requirements of two separate securities exchanges (i.e., the NYSE and the Other Exchange).

Vote Required

Amendments to our charter are approved by the affirmative vote of stockholders holding a majority of shares entitled to vote at the annual meeting. Votes are cast either in person via webcast or by proxy. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have the same effect as a vote against this proposal. In addition, the consent of our Operating Partnership is required with respect to the Charter Amendment proposal. This consent will be determined by a vote of the partners of our Operating Partnership, with our vote as a limited partner being voted in proportion to the votes cast by our stockholders on the Charter Amendment proposal.

Recommendation

Our board of directors unanimously recommends a vote “FOR” the approval of the Charter Amendment.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021

The Audit Committee of our board of directors has appointed BDO USA, LLP to be our independent registered public accounting firm for the year ending December 31, 2021. Representatives of BDO USA, LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives also will be available to respond to appropriate questions from the stockholders.

Although it is not required to do so, our board of directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by our stockholders at the annual meeting as a matter of good corporate governance and in order to ascertain the view of the stockholders regarding such appointment.

Vote Required

The affirmative vote of a majority of votes cast on the proposal at the annual meeting, if a quorum is present, will be required to approve this proposal. Votes are cast either in person via webcast or by proxy. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal. In the event this matter is not ratified by our stockholders, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Recommendation

Our board of directors unanimously recommends a vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder for inclusion in proxy solicitation materials for the next annual meeting of stockholders must be received by our Secretary, Nicholas Look, at our offices no later than                     , 2021 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. If a stockholder desires to nominate a director or present a proposal at the 2021 annual meeting, whether or not the nomination or proposal is intended to be included in the 2021 proxy materials, our bylaws currently require that the stockholder give advance written notice to our Secretary, Nicholas Look, no earlier than                     , 2021 and no later than 5:00 p.m., local time, on                     , 2021. Stockholders desiring to nominate a director or submit a proposal are advised to examine the Company’s bylaws, as they contain additional submission requirements.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

Appendix A

Reconciliation of Non-GAAP Financial Measures

Same-Store Information

The following table sets forth operating data for our same-store facilities (those properties included in the consolidated results of operations since January 1, 2019) for the year ended December 31, 2020 and 2019.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Revenue (1)	$84,147,601	$81,245,804	3.6%	$26,027,324	$21,955,456	N/M	$110,174,925	$103,201,260	6.8%
Property operating expenses (2)	27,301,271	28,490,131	(4.2)%	11,003,928	10,216,091	N/M	38,305,199	38,706,222	(1.0)%

Property operating income	$56,846,330	$52,755,673	7.8%	$15,023,396	$11,739,365	N/M	$71,869,726	$64,495,038	11.4%

Number of facilities	83	83		29	29		112	112
Rentable square feet (3)	6,029,600	6,029,600		2,208,000	2,194,700		8,237,600	8,224,300
Average physical occupancy (4)	90.6%	88.6%		N/M	N/M		89.4%	86.3%
Annualized revenue per occupied square foot (5)	$16.18	$16.00		N/M	N/M		$15.65	$15.57

N/M Not meaningful

(1)	Revenue includes rental revenue, Tenant Programs revenue, ancillary revenue, and administrative and late fees.
(2)

Property operating expenses excludes corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense, and acquisition expenses, but includes property management fees as applicable. Property operating expenses for the year ended December 31, 2020 also includes COVID-19 related costs, including specialized cleaning costs, the purchase of personal protective equipment, and bonuses to our store and field personnel, totaling approximately $0.6 million. On a same-store basis, COVID-19 related costs represented approximately $0.4 million of the total property operating expenses for the year ended December 31, 2020.

(3)

Of the total rentable square feet, parking represented approximately 678,000 square feet and 695,000 square feet as of December 31, 2020 and 2019, respectively. On a same-store basis, for the same periods, parking represented approximately 547,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized revenue for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized revenue per occupied square foot.

The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to property operating income, as stated above, for the periods indicated. Property operating income is sometimes defined as net operating income, or NOI:

	For the Year Ended December 31,
	2020	2019
Net loss	$(51,206,803)	$(25,095,538)
Adjusted to exclude:
Managed REIT Platform revenue	(8,048,630)	(3,068,306)
Asset management fees (1)	—	3,622,559
Managed REIT Platform expenses	2,806,921	2,739,556
General and administrative	16,471,199	10,461,453
Depreciation	32,294,627	29,605,278
Intangible amortization expense	9,777,116	11,493,394
Self administration transaction expenses	—	1,572,238
Acquisition expenses – affiliates	—	84,061
Other property acquisition expenses	1,366,092	141,489
Contingent earnout adjustment	(2,500,000)	200,000
Impairment of goodwill and intangible assets	36,465,732	—
Impairment of investments in Managed REITs	4,376,879	—
Gain on sale of real estate	—	(3,944,696)
Interest expense	32,597,613	37,563,247
Interest expense—accretion of fair market value of secured debt	(130,682)	(131,611)
Interest expense—debt issuance costs	3,586,381	3,996,676
Net loss on extinguishment of debt	—	2,647,633
Gain resulting from acquisition of unconsolidated affiliates	—	(8,017,353)
Other	(5,986,719)	624,958

Total property operating income	$71,869,726	$64,495,038

(1)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.

Funds from Operations

Funds from operations (“FFO”) is an industry wide metric promulgated by the National Association of Real Estate Investment Trusts, or NAREIT, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Our FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

We use FFO, as adjusted, as an additional non-GAAP financial measure to evaluate our operating performance. We previously used Modified Funds from Operations (“MFFO”) (as defined by the Institute for Portfolio Alternatives) as a non-GAAP measure of operating performance. Management replaced the MFFO measure with FFO, as adjusted, because FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among our peer group, which includes publicly traded REITs. Further, we believe FFO, as adjusted, is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, we make further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, contingent earnout expenses, accretion of fair value of debt adjustments, gains or losses from extinguishment of debt, adjustments of deferred tax liabilities, realized and unrealized gains/losses on foreign exchange transactions, and gains/losses on foreign exchange and interest rate derivatives not designated for hedge accounting, which we believe are not indicative of the Company’s overall long-term operating performance. We exclude these items from GAAP net income to arrive at FFO, as adjusted, as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our continuing operating portfolio performance over time and makes our results more comparable period to period and to other REITs, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use FFO, as adjusted, as one measure of our operating performance when we formulate corporate goals and evaluate the effectiveness of our strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and FFO, as adjusted, should not be considered as an alternative to net income (determined in accordance with GAAP) and should be reviewed in conjunction with other measurements as an indication of our performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry, and we would have to adjust our calculation and characterization of FFO or FFO, as adjusted. The following is a reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to FFO and FFO, as adjusted, for each of the periods presented below:

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Net loss (attributable to common stockholders)	$(54,354,394)	$(24,750,333)	$(3,698,377)
Add:
Depreciation of real estate	31,711,102	29,188,668	20,134,068
Amortization of real estate related intangible assets	5,110,207	8,441,245	2,422,997
Deduct:
Gain resulting from acquisition of unconsolidated affiliates(1)	—	(8,017,353)	—
Gain on sale of real estate	—	(3,944,696)	—
Adjustment for noncontrolling interests	(4,756,580)	(2,079,045)	(154,213)

FFO (attributable to common stockholders)	(22,289,665)	(1,161,514)	18,704,475
Other Adjustments:
Intangible amortization expense - contracts(2)	4,666,909	3,052,149	—
Acquisition expenses(3)	1,366,092	225,550	1,126,338
Self administration transaction expenses(4)	—	1,572,238	—
Contingent earnout adjustment(5)	(2,500,000)	200,000	—
Impairment of goodwill and intangible assets(6)	36,465,732	—	—
Impairment of investments in Managed REITs(6)	4,376,879	—	—
Accretion of fair market value of secured debt(7)	(130,682)	(131,611)	(413,353)
Net loss on extinguishment of debt(8)	—	2,647,633	—
Foreign currency and interest rate derivative losses, net(9)	203,995	730,719	151,777
Adjustment of deferred tax liabilities(2)	(5,926,732)	(806,083)	—
Adjustment for noncontrolling interests	(5,321,725)	(619,663)	(3,957)

FFO, as adjusted (attributable to common stockholders)	$10,910,803	$5,709,418	$19,565,280

(1)

Such gain was recorded as a result of obtaining control of certain of our Tenant Programs joint ventures in the Self Administration Transaction and in accordance with the NAREIT White Paper was excluded from the determination of FFO.

(2)

These items represent the amortization or adjustment of assets or liabilities acquired in the Self Administration Transaction. As these item are adjustments related to acquisitions, FFO is adjusted for their effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric to other real estate companies.

(3)

In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-traded REITs that have generally completed their acquisition activity and have other similar operating characteristics.

(4)

Self administration transaction expenses consist primarily of legal fees, as well as fees for other professionals and financial advisors incurred in connection with the Self Administration Transaction. We believe that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of on-going operations and is consistent with management’s analysis of our operating performance.

(5)

The contingent earnout adjustment represents the adjustment to the fair value of the Class A-2 Units issued in connection with the Self Administration Transaction. FFO is adjusted to arrive at FFO, as adjusted, as this acquisition related item is not a primary driver in our decision-making process and excluding this provides investors a view of our continuing operating portfolio performance over time.

(6)

The impairment charges relate to our goodwill, intangible assets and investments in the Managed REIT Platform acquired in the Self Administration Transaction. We believe that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of on-going operations and is consistent with management’s analysis of our operating performance and provides for a means of determining a comparable sustainable operating performance metric.

(7)

This represents the difference between the stated interest rate and the estimated market interest rate on assumed notes as of the date of acquisition. Such amounts have been excluded from FFO, as adjusted, because we believe FFO, as adjusted, provides useful supplementary information by focusing on operating fundamentals, rather than events not related to our normal operations. We are responsible for managing interest rate risk and do not rely on another party to manage such risk.

(8)

The net loss associated with the extinguishment of debt includes prepayment penalties, the write-off of unamortized deferred financing fees, and other fees incurred. We believe that adjusting for such non-recurring items provides useful supplemental information because such losses may not be reflective of on-going transactions and operations and is consistent with management’s analysis of our operating performance.

(9)

This represents the mark-to-market adjustment for our derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings, as well as changes in foreign currency related to our foreign equity investments not classified as long term. These derivative contracts are intended to manage the Company’s exposure to interest rate and foreign currency risk which may not be reflective of our ongoing performance and may reflect unrealized impacts on our operating performance. Such amounts are recorded in “Other” within our consolidated statements of operations.

Appendix B

SMARTSTOP SELF STORAGE REIT, INC.

ARTICLES OF AMENDMENT

SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 5.2.5 of Article V in its entirety and substituting in lieu thereof a new Section 5.2.5 of Article V to read as follows:

Section 5.2.5 Conversion Upon Listing. Upon the six-month anniversary of the listing of shares of Common Stock for trading on a national securities exchange or such earlier date as shall be approved by the board of directors, each share of stock of the classes of Common Stock that are not so listed shall automatically and without any action on the part of the holder thereof convert into a number of shares of Common Stock that are listed equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to the shares of Stock of the applicable non-listed class of Common Stock and the denominator of which is the net asset value of the Corporation allocable to the shares of Common Stock that are listed.

SECOND: The Charter is hereby further amended by deleting the definition of “Independent Director” in Article IV in its entirety and substituting in lieu thereof a new definition of “Independent Director” to read as follows:

Independent Director. A director who satisfies the independence requirements of (i) the New York Stock Exchange, (ii) Nasdaq, or (iii) any other principal national securities exchange on which a class of Common Stock is listed or admitted to trading.

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this      day of             , 2021.

ATTEST:			SMARTSTOP SELF STORAGE REIT, INC.

		By:			(SEAL)
Name:	Nicholas M. Look		Name:	H. Michael Schwartz
Title:	Secretary		Title:	Chief Executive Officer

EVERY STOCKHOLDER’S VOTE IS IMPORTANT VOTING OPTIONS: VOTE ON THE INTERNET Log on to: www.proxy-direct.com or scan the QR code Follow the on-screen instructions available 24 hours VOTE BY PHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours VOTE BY MAIL Vote, sign and date this Proxy Card and return in the postage-paid envelope VIRTUAL MEETING at the following website www.meetingcenter.io/212318340 on June 16, 2021 at 9:00 a.m. Pacific Time. To Participate in the Virtual Meeting, enter the 14-digit control number from the shaded box on this card. The Password for this meeting is SSSS2021 Please detach at perforation before mailing. SMARTSTOP SELF STORAGE REIT, INC. PROXY FOR THE VIRTUAL ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2021 This proxy is solicited on behalf of the SmartStop Self Storage REIT, Inc. Board of Directors. The undersigned stockholder of SmartStop Self Storage REIT, Inc., a Maryland corporation, hereby appoints James R. Barry and Nicholas M. Look, and each of them as proxies, for the undersigned with full power of substitution in each of them, the 2021 Virtual Annual Meeting of Stockholders of SmartStop Self Storage REIT, Inc., to be held on June 16, 2021 at 9:00 a.m. (PDT), and any and all adjournments and postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present. To participate in the Virtual Annual Meeting of Stockholders connect via webcast by visiting www.meetingcenter.io/212318340, enter the 14-digit control number from the shaded box on this card. The Password for this meeting is SSSS2021. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted “FOR” each of the nominees in Item 1, “FOR” Item 2 and “FOR” Item 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Virtual Annual Meeting, including matters incident to its conduct. VOTE VIA THE INTERNET: www.proxy-direct.com VOTE VIA THE TELEPHONE: 1-800-337-3503 SSS_32080_040121 PLEASE SIGN, DATE ON THE REVERSE SIDE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE xxxxxxxxxxxxxx code

EVERY STOCKHOLDER’S VOTE IS IMPORTANT Important Notice Regarding the Availability of Proxy Materials for the SmartStop Self Storage REIT, Inc. Virtual Annual Meeting of Stockholders to be held June 16, 2021. The Annual Report and Proxy Statement for this meeting are available at: https://www.proxy-direct.com/sma-32080 Please detach at perforation before mailing. TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED IN ITEM 1, “FOR” ITEM 2 AND “FOR” ITEM 3, IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS. A Proposals 1. The election of five directors, each to serve until the 2022 annual meeting of stockholders and until his or her successor is elected and qualifies. Nominees: FOR WITHHOLD FOR WITHHOLD FOR WITHHOLD 01. H. Michael Schwartz 02. Paula Mathews 03. Timothy S. Morris 04. David J. Mueller 05. Harold Skip Perry FOR AGAINST ABSTAIN 2. The approval of an amendment to our charter. FOR AGAINST ABSTAIN 3. The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021. B Authorized Signatures This section must be completed for your vote to be counted. Sign and Date Below Note: Please sign exactly as your name(s) appear(s) on this proxy card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature. Date (mm/dd/yyyy) Please print date below Signature 1 Please keep signature within the box Signature 2 Please keep signature within the box / / Scanner bar code xxxxxxxxxxxxxx SSS 32080 xxxxxxxx